                                                                     EXHIBIT 2.1






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                            STOCK PURCHASE AGREEMENT

                                  by and among

                         OLD MUTUAL (US) HOLDINGS INC.,

                     NWQ INVESTMENT MANAGEMENT COMPANY, INC.

                                       and

                             THE JOHN NUVEEN COMPANY

                            dated as of May 28, 2002


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                                TABLE OF CONTENTS


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                                                                                                                Page

                                    ARTICLE I
                                 THE TRANSACTION

Section 1.1.        General......................................................................................13
Section 1.2.        Closing......................................................................................13
Section 1.3.        Instruments of Transfer; Payment of Purchase Consideration...................................13
Section 1.4.        Post-Closing Working Capital Adjustment......................................................14
Section 1.5.        Revenue Run-Rate Adjustment..................................................................15

                                   ARTICLE II
   REPRESENTATIONS AND WARRANTIES OF THE OLD MUTUAL PARTIES ABOUT THE COMPANY

Section 2.1.        Organization and Related Matters.............................................................17
Section 2.2.        No Subsidiaries..............................................................................17
Section 2.3.        Authority; No Violation......................................................................17
Section 2.4.        Consents and Approvals.......................................................................18
Section 2.5.        Authorized Capitalization; Ownership of Shares...............................................18
Section 2.6.        Regulatory Documents.........................................................................19
Section 2.7.        Financial Statements; Absence of Liabilities.................................................20
Section 2.8.        Ineligible Persons...........................................................................20
Section 2.9.        Contracts....................................................................................21
Section 2.10.       Funds and Clients............................................................................21
Section 2.11.       Investment Company Advisory Agreements; Non-Investment Company Advisory Agreements...........23
Section 2.12.       No Broker....................................................................................23
Section 2.13.       Legal Proceedings............................................................................23
Section 2.14.       Compliance with Applicable Law...............................................................23
Section 2.15.       Insurance....................................................................................24
Section 2.16.       Employee Benefit Plans; ERISA................................................................25
Section 2.17.       Technology and Intellectual Property.........................................................26
Section 2.18.       Ownership and Use of Properties and Assets...................................................27
Section 2.19.       Filing Documents.............................................................................27
Section 2.20.       Environmental Matters........................................................................28
Section 2.21.       Transactions with Affiliates.................................................................28
Section 2.22.       No Broker/Dealer Operations..................................................................28
Section 2.23.       Absence of Certain Changes...................................................................28

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Section 3.1.        Ownership of Shares..........................................................................29
Section 3.2.        Corporate Existence and Power................................................................29

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
Section 3.3.        Authority; No Violation......................................................................29
Section 3.4.        Consents and Approvals.......................................................................30
Section 3.5.        No Broker....................................................................................30
Section 3.6.        Legal Proceedings............................................................................30

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1.        Organization and Related Matters.............................................................30
Section 4.2.        Authority; No Violation......................................................................31
Section 4.3.        Consents and Approvals.......................................................................31
Section 4.4.        Legal Proceedings............................................................................32
Section 4.5.        No Other Broker..............................................................................32
Section 4.6.        Section 15 of the Investment Company Act.....................................................32
Section 4.7.        Investment Purpose...........................................................................32
Section 4.8.        Cash Consideration...........................................................................32

                                    ARTICLE V
                                    COVENANTS

Section 5.1.        Conduct of Business by the Company...........................................................32
Section 5.2.        Section 15 of the Investment Company Act:  Company Covenants.................................35
Section 5.3.        Non-Investment Company Advisory Agreement Consents...........................................36
Section 5.4.        Insurance....................................................................................36
Section 5.5.        Section 15 of the Investment Company Act:  Buyer's Covenants.................................36
Section 5.6.        Employees, Employee Benefits.................................................................37
Section 5.7.        Further Assurances...........................................................................38
Section 5.8.        Efforts of Parties to Close..................................................................38
Section 5.9.        Confidentiality and Announcements............................................................38
Section 5.10.       Access; Certain Communications...............................................................39
Section 5.11.       Regulatory Matters; Third Party Consents.....................................................40
Section 5.12.       Notification of Certain Matters..............................................................41
Section 5.13.       Expenses.....................................................................................41
Section 5.14.       Third Party Proposals........................................................................41
Section 5.15.       Employee Payments............................................................................42
Section 5.16.       Information in Proxy Materials of PBF; Filing Documents......................................43
Section 5.17.       Non-Solicitation.............................................................................43
Section 5.18.       Use of NWQ Name..............................................................................44
Section 5.19.       Pilgrim Baxter Fund..........................................................................44
Section 5.20.       Delivery of Closing Revenue Run-Rate Schedule................................................46
Section 5.21.       Permitted Distributions; Payment of Intercompany Balances....................................46
Section 5.22.       Termination of Revenue Sharing Termination Agreement.........................................47
Section 5.23.       [Intentionally Omitted]......................................................................47
Section 5.24.       Pre-Closing Transfer of Shares...............................................................47
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                                   ARTICLE VI
                         CONDITIONS TO THE CONSUMMATION
                               OF THE TRANSACTION

Section 6.1.        Mutual Conditions............................................................................47
Section 6.2.        Conditions to Buyer's Obligations............................................................48
Section 6.3.        Conditions to the Obligations of the Old Mutual Parties......................................49

                                   ARTICLE VII
                                   TERMINATION

Section 7.1.        Termination..................................................................................49
Section 7.2.        Survival after Termination...................................................................50

                                  ARTICLE VIII
                                   TAX MATTERS

Section 8.1.        Tax Representations..........................................................................51
Section 8.2.        Section 338(h)(10) Election..................................................................52
Section 8.3.        Tax Indemnification..........................................................................53
Section 8.4.        Filing of Tax Returns........................................................................54
Section 8.5.        Tax Refunds..................................................................................54
Section 8.6.        Assistance and Cooperation...................................................................54
Section 8.7.        Contests.....................................................................................55
Section 8.8.        Tax Sharing Agreements.......................................................................56
Section 8.9.        Coordination; Survival.......................................................................56
Section 8.10.       Transfer Taxes...............................................................................56

                                   ARTICLE IX
                                 INDEMNIFICATION

Section 9.1.        Indemnification by Holdings..................................................................57
Section 9.2.        Indemnification by Buyer.....................................................................57
Section 9.3.        Calculation and Payment of Losses............................................................58
Section 9.4.        Termination of Indemnification...............................................................58
Section 9.5.        Procedures...................................................................................59
Section 9.6.        Exclusive Remedy.............................................................................60
Section 9.7.        Enforcement..................................................................................61

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1.       Amendments; Waiver...........................................................................61
Section 10.2.       Entire Agreement.............................................................................61
Section 10.3.       Survival of Representations, Warranties and Covenants........................................61
Section 10.4.       No Other Representations and Warranties......................................................62
Section 10.5.       Interpretation...............................................................................62
Section 10.6.       Severability.................................................................................62

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
Section 10.7.       Notices......................................................................................63
Section 10.8.       Binding Effect; Persons Benefiting; No Assignment............................................63
Section 10.9.       Counterparts.................................................................................64
Section 10.10.      Waiver of Jury Trial.........................................................................64
Section 10.11.      Governing Law................................................................................64
Section 10.12.      Consent to Jurisdiction......................................................................64
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Exhibit 1 - Knowledge of Buyer
Exhibit 1.1 - Knowledge of Old Mutual Parties
Exhibit 1.2 - Wrap Account Programs
Exhibit 2.7 - Financial Statements
Exhibit 5.15(a) - Calculation of Accrued Bonus Pool Amount
Exhibit 5.15(b) - Employee Payments
Exhibit 5.17(a) - Broad Group Employees
Exhibit 5.17(b) - Core Group Employees
Exhibit 6.2(iv) - Closing Date Employees
Exhibit 9.2(a) - Specified Liabilities
Exhibit A-1 - Individuals Entering into Employment Agreements
Exhibit A-2 -Individuals Executing Releases
Exhibit B - Form of Opinion of Holdings' Counsel
Exhibit C - Form of Opinion of Buyer's Counsel

Annex A - Certain Shared Liabilities




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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 28, 2002 (this "Agreement"), by and among OLD MUTUAL (US) HOLDINGS INC., a Delaware corporation ("Holdings"), NWQ INVESTMENT MANAGEMENT COMPANY, INC., a Massachusetts corporation (the "Company" and, together with Holdings, the "Old Mutual Parties" and each an "Old Mutual Party"), and THE JOHN NUVEEN COMPANY, a Delaware corporation ("Buyer").

     WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Buyer wishes to acquire all of the Shares (as defined herein); and

     WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Holdings as the sole member of Old Mutual Asset Managers (US) LLC, a Delaware limited liability company ("OMAM"), the sole stockholder of the Company, wishes to sell all of the Shares to Buyer; and

     WHEREAS, Buyer and certain key employees of the Company desire to form Investment Management Acquisition Company, LLC a newly formed Delaware limited liability company to operate the business from and after the Closing (the "LLC");

     WHEREAS, the Persons listed on Exhibit A-1 hereto each have entered into an employment agreement with Buyer and the LLC dated as of the date hereof (the "Employment Agreements") to be effective as of the Closing and the persons set forth on Exhibit A-2, have each entered into a release in favor of Holdings, OMAM and the Company (the "Employee Releases") to be effective as of the Closing; and

     WHEREAS, simultaneous with the execution of this Agreement, Buyer and Holdings have entered into a Strategic Alliance Agreement, pursuant to which Buyer may enter into advisory and/or sub-advisory relationships with affiliates (as defined in such Strategic Alliance Agreement) of Holdings; and

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth the parties hereto hereby agree as follows:

     Definitions: For all purposes of this Agreement, the following terms shall have the respective meanings set forth under this "Definitions" heading (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

     "Acquisition Proposal" shall have the meaning set forth in Section 5.14.

     "Adjusted Assets Under Management" shall mean, for any account of any Client or Fund, as of a particular date, the amount of assets under management by the Company in that account as of the Base Date, as adjusted, in the case of the Closing Wrap Account Revenue Run-Rate and the Closing Other Account Revenue Run-Rate, (i) to reflect net cash flows (additions, withdrawals, written notices of withdrawal, written commitments to invest, and reinvestments but excluding, with respect to Wrap Account Programs only, any fee withdrawals and any individual cash flows of less than $500 that are not reflected in the net flow data), new accounts and terminated accounts from and after the Base Date, (ii) to exclude any increase or decrease in assets under management due to market appreciation or depreciation and any currency fluctuations from and after the Base Date and (iii) to exclude, as of the Base Date, $95,272,551 of assets under management with respect to the NWQ Value Equity Portfolio of the Aegon/Transamerica Series Fund, Inc. that were sub-advised by the Company as of the Base Date but that subsequently became sub-advised by Pilgrim Baxter & Associates Ltd. under a sub-advisory agreement between Pilgrim Baxter & Associates Ltd. and Aegon/Transamerica Series Fund, Inc., dated as of May 1, 2002 ("Transferred Assets").

     "Adjusted Run-Rate Ratio" shall have the meaning set forth in Section
1.5(c).

     "Adjustment Amount" shall mean the Working Capital Amount as of the Closing
(i) less $2.4 million and (ii) plus the aggregate amount of payments made by the Company pursuant to Section 5.15(b), determined in accordance with Section 1.4, the definition of Working Capital Amount and the Adjustment Amount Balance Sheet.

     "Adjustment Amount Balance Sheet" shall mean the unaudited balance sheet of the Company as of the Closing Date, prepared in accordance with GAAP.

     "Adjustment Amount Documents" shall have the meaning set forth in Section 1.4(a).

     "Adjustment Threshold" shall have the meaning set forth in Section 1.5(c).

     "Advisers Act" shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

     "Affiliate" shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this Agreement, (i) each of Holdings and OMAM (but no other direct or indirect Subsidiaries or parents of Holdings or OMAM) shall be deemed Affiliates of the Company, and vice versa, prior to the Closing, (ii) Buyer shall be deemed an Affiliate of the Company, and vice versa, after the Closing and (iii) none of the Funds or any Person in which a Fund holds an ownership interest shall be deemed an Affiliate of the Company, Buyer or Holdings.

     "African Exchanges" shall mean the Johannesburg Securities Exchange and the Malawi, Namibian and Zimbabwe Stock Exchanges.

     "Agreement" has the meaning set forth in the preamble hereto.

     "Allocation Report" shall have the meaning set forth in Section 8.2(b).

     "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other


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requirement (including those of the NASD, NYSE, London Stock Exchange or any other self-regulatory organization) applicable to any Old Mutual Party, any Fund, any Client or Buyer, or any of their respective Affiliates, stockholders, properties, assets, officers, directors, employees or agents, as the case may be.

     "Base Blended Revenue Run-Rate" shall mean the sum of (i) the Base Wrap Account Revenue Run-Rate plus (ii) the Base Other Account Revenue Run-Rate.

     "Base Date" shall mean March 28, 2002.

     "Base Other Account Revenue Run-Rate" shall mean $20,982,994, which constitutes the Other Account Revenue Run-Rate as of the Base Date, and which was calculated in accordance with the definition of Other Account Revenue Run-Rate.

     "Base Wrap Account Revenue Run-Rate" shall mean $14,079,230, which constitutes the Wrap Account Revenue Run-Rate as of the Base Date, and which was calculated in accordance with the definition of Wrap Account Revenue Run-Rate.

     "Business Day" shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the Cities of Chicago, Los Angeles or Boston are authorized or required to close for regular banking business.

     "Buyer" has the meaning set forth in the preamble hereto.

     "Buyer Disclosure Schedule" shall have the meaning set forth in the introduction to Article IV.

     "Buyer Indemnitees" shall have the meaning set forth in Section 9.1(a).

     "Buyer Indemnity Cap" shall mean $40,000,000.

     "Buyer Indemnity Limitation Exception" shall have the meaning set forth in
Section 9.3(b).

     "Buyer Qualified Plan" shall have the meaning set forth in Section 5.6(a).

     "Canada Advisory Agreements" shall mean the Portfolio Management Agreement, dated as of September 17, 2001, between Integra Capital Corporation and the Company and the Portfolio Management Agreement, dated as of October 1, 2001, between Integra Capital Corporation and the Company.

     "Centralized Entity" shall mean any Holdings Controlled Affiliate established to, or which does, provide centralized services in the United States to one or more other Holdings Controlled Affiliates.

     "Client" shall mean a Person who has an Investment Advisory Account with the Company.



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     "Closing" shall have the meaning set forth in Section 1.2.

     "Closing Blended Ratio" shall mean a ratio, the numerator of which is the Closing Blended Revenue Run-Rate, and the denominator of which is the Base Blended Revenue Run-Rate.

     "Closing Blended Revenue Run-Rate" shall mean the sum of (i) the Closing Wrap Account Revenue Run-Rate plus (ii) the Closing Other Account Revenue Run-Rate.

     "Closing Date" shall have the meaning set forth in Section 1.2.

     "Closing Other Account Revenue Run-Rate" shall mean the Other Account Revenue Run-Rate as of the fifth Business Day prior to the Closing Date.

     "Closing Wrap Account Revenue Run-Rate" shall mean the Wrap Account Revenue Run-Rate as of the fifth Business Day prior to the Closing Date.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the preamble hereto.

     "Company Balance Sheet" shall have the meaning set forth in Section 2.7.

     "Company Charter" shall mean the articles of organization of the Company, as in effect as of the date hereof.

     "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

     "Company Disclosure Schedule" shall have the meaning set forth in the introduction to Article II.

     "Company Employees" shall have the meaning set forth in Section 5.6(a).

     "Company Financial Statements" shall have the meaning set forth in Section 2.7.

     "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company or on the ability of any of the Old Mutual Parties to timely complete the transactions contemplated hereby or timely perform their respective obligations hereunder, other than any change, effect, event or occurrence to the extent resulting from (i) the announcement of the execution of this Agreement or the pendency of the Transaction, including the Company's loss of employees or Clients to the extent resulting therefrom, (ii) the declaration and payment of any dividend or distribution by the Company in accordance with Section 5.21 of this Agreement, (iii) the United States economy in general or (iv) changes in legal or regulatory conditions to the extent generally affecting the investment advisory and asset management industry, which, in the case of clauses (iii) and
(iv), does not affect the Company to a materially greater extent than such change, effect, event or occurrence affects other Persons in the industry in which the Company competes; provided that a



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reduction in the Other Account Revenue Run-Rate or the Wrap Account Revenue
Run-Rate between the Base Date and the Closing Date in and of itself shall not constitute a Company Material Adverse Effect.

     "Company Plan" has the meaning set forth in Section 2.16(a).

     "Company's Accountant" shall mean KPMG, LLP.

     "Computer Software" shall have the meaning set forth in Section 2.17.

     "Confidentiality Agreement" shall mean that certain letter agreement with an effective date of March 24, 2002 between Holdings and Buyer.

     "Consent Period" shall have the meaning set forth in Section 1.5(c).

     "Contracts" shall have the meaning set forth in Section 2.9.

     "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Plans listed in Section 2.16(a) of the Company Disclosure Schedule.

     "Controlling Party" shall have the meaning set forth in Section 8.7(c).

     "Disagreement" shall have the meaning set forth in Section 1.4(b).

     "Elections" shall have the meaning set forth in Section 8.2(a).

     "Employee Releases" shall have the meaning set forth in the recitals hereto.

     "Employment Agreements" shall have the meaning set forth in the recitals hereto.

     "Encumbrance" shall mean any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than any restriction on transferability imposed by federal or state securities laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

     "Environmental Law" means any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect.



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     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

     "ERISA Client" shall have the meaning set forth in Section 2.10(c)(iii).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

     "Excluded Taxes" means (i) any Taxes of the Company for any Pre-Closing Period, (ii) any Taxes of Parent, Holdings, OMAM or any of their Affiliates (other than the Company) for which the Company may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) and (iii) any Taxes described in Section 8.10 for which Holdings is responsible pursuant to such Section 8.10. For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (i) Property Taxes of the Company allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable year or period, and (ii) Taxes (other than Property Taxes) of the Company for the Pre-Closing Period shall be computed as if such taxable year or period ended as of the close of business on the Closing Date.

     "Fee Reductions" shall have the meaning set forth in Section 2.10(a).

     "Fund" shall mean an investment company (or series thereof) registered under the Investment Company Act for which the Company provides advisory or subadvisory services pursuant to an Investment Company Advisory Agreement, excluding any investment company registered under the Investment Company Act for which the Company (i) has been engaged as a subadvisor and (ii) has not begun managing any assets.

     "Fund Boards" shall mean the boards of directors or trustees of the Funds.

     "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were or are prepared or any act requiring the application of GAAP was or is performed.

     "Governmental Authority" shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the NYSE, the London Stock Exchange, the African Exchanges and the NASD).

     "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any

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Environmental Law, whether by type or by quantity, and any other substance containing any such substance as a component.

     "Holdings" shall have the meaning set forth in the preamble hereto.

     "Holdings Controlled Affiliate" means a controlled Affiliate (within the meaning of the first sentence only of the definition of "Affiliate") of Holdings.

     "Holdings Plan" shall have the meaning set forth in Section 5.6(c).

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Party" shall have the meaning set forth in Section 9.5(a).

     "Independent Accounting Firm" shall mean PricewaterhouseCoopers LLP, or such other nationally recognized independent public accounting firm mutually agreed to by Holdings and Buyer.

     "Initial Purchase Consideration" shall mean, subject to the Revenue Run-Rate Adjustment and the PBF Adjustment, $120 million.

     "Intellectual Property" means all trademarks, service marks, trademark applications, trademark registrations, service mark applications, trade names, copyrights, copyright registrations, designs, design registrations, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, proprietary rights, logos, names and other intellectual property rights.

     "Interim Sub-Advisory Agreement" shall have the meaning set forth in
Section 5.19(a).

     "Investment Advisory Account" shall mean an account (other than an account of a registered investment company), including broker-sponsored, institutional and private client accounts, for which the Company provides discretionary or non-discretionary advisory or subadvisory services pursuant to a Non-Investment Company Advisory Agreement.

     "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

     "Investment Company Advisory Agreement" shall mean an investment advisory agreement entered into by the Company for the purpose of providing investment advisory or subadvisory services to an investment company registered under the Investment Company Act or to any series of such investment company.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" or "Known" with respect to each of the Old Mutual Parties means those facts that are known after reasonable inquiry by any member of senior management of the

Old Mutual Parties set forth on Exhibit 1.1 hereto; and with respect to Buyer means those facts that are known after reasonable inquiry by any member of senior management of Buyer set forth on Exhibit 1 hereto.

     "LLC" shall have the meaning set forth in the recitals hereto.

     "Loss" shall mean any and all claims, losses, liabilities, costs, penalties, fines and amounts paid or expenses incurred (including reasonable fees for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, judgments, awards or settlements that are imposed upon or otherwise incurred by the relevant party.

     "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

     "NASD" means the National Association of Securities Dealers, Inc., NASD Regulation, Inc. and their respective subsidiaries.

     "Negative Consent Notice" shall have the meaning set forth in Section 5.3.

     "NIAC" shall have the meaning set forth in Section 5.19(a).

     "Non-Consenting Account" shall mean each Client that has not consented in accordance with Section 5.3 to, and each Fund whose Fund Board or, where required, whose shareholders have not in accordance with Section 5.2 approved of, the assignment (including by any deemed assignment as provided in such Sections) of its respective Non-Investment Company Advisory Agreement or Investment Company Advisory Agreement, as applicable, resulting from the Transaction or that has withdrawn in writing such consent or approval on or prior to the fifth Business Day before the Closing Date.

     "Non-Controlling Party" shall have the meaning set forth in Section 8.7(c).

     "Non-Investment Company Advisory Agreement" shall mean any written or oral investment advisory agreement entered into by the Company for the purpose of providing investment advisory services to a Person other than an investment company registered under the Investment Company Act or series thereof.

     "Non-Registered Fund" shall mean any Client that, but for the provisions of
Section 3(c) of the Investment Company Act, would be an "investment company" within the meaning of the Investment Company Act.

     "Notice" shall have the meaning set forth in Section 5.3.

     "Notice of Disagreement" shall have the meaning set forth in Section
1.4(b).

     "NYSE" shall mean The New York Stock Exchange, Inc.

     "Old Mutual Party" and "Old Mutual Parties" shall have the meaning set forth in the preamble hereto.

     "Old Mutual Indemnity Cap" shall mean $40,000,000.

     "Old Mutual Indemnity Limitation Exception" shall have the meaning set forth in Section 9.3(c).

     "OMAM" shall have the meaning set forth in the recitals hereto.

     "Other Account Revenue Run-Rate" shall mean, as of any date, the aggregate annualized investment advisory, investment management and subadvisory fees for all Clients and Funds (other than (i) Wrap Account Programs, (ii) PBF, and (iii) with respect to the Closing Other Account Revenue Run-Rate only, Non-Consenting Accounts) payable to the Company, determined by multiplying the Adjusted Assets Under Management for each such account as of such date by the applicable fee rate (net of any Fee Reductions) for such account at such date (excluding any performance-based fees). The calculation of the Closing Other Account Revenue Run-Rate shall be made using the same methodology as used for the calculation of the Base Other Account Revenue Run-Rate.

     "Parent" shall mean Old Mutual plc, a public limited company organized under the laws of England and Wales.

     "PBF" shall mean PBHG Special Equity Fund.

     "PBF Adjustment" shall have the meaning set forth in Section 5.19(d)(ii).

     "PBF Refund" shall have the meaning set forth in Section 5.19(d)(i).

     "PBF Reorganization" shall have the meaning set forth in Section 5.19(a).

     "Permanent Sub-Advisory Agreement" shall have the meaning set forth in
Section 5.19(a).

     "Permits" shall have the meaning set forth in Section 2.14(a).

     "Permitted Encumbrances" shall have the meaning set forth in Section 2.18.

     "Person" shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

     "Plans" shall have the meaning set forth in Section 2.16(a).

     "Post-Closing Consenting Account" shall have the meaning set forth in
Section 1.5(c).

     "Post-Closing Period" shall mean any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date.

     "Pre-Closing Period" shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

     "Proceedings" shall have the meaning set forth in Section 2.13.

     "Property Taxes" means real, personal and intangible ad valorem property taxes.

     "Purchase Consideration" shall mean an amount equal to the Initial Purchase Consideration plus the Adjustment Amount plus the sum of all Revenue Run-Rate Adjustment Payments minus the PBF Refund, if any.

     "Qualified Plans" shall have the meaning set forth in Section 2.16(c).

     "Registered IP" shall have the meaning set forth in Section 2.17.

     "Regulatory Documents" shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to the Securities Laws or the rules and regulations of any self-regulatory organization.

     "Restricted Information" shall mean any and all non-public information relating to the Company, its business or operations including identity of and the mandates of the Company's clients as of or during the three years prior to the Closing Date, the Company's fee structures and arrangements as of or during the three years prior to the Closing Date and the Company's current business plans and historical financial statements as of or during the three years prior to the Closing Date. Notwithstanding the foregoing, Restricted Information shall not include information that (i) is or becomes part of the public domain other than as a result of any disclosure by a Restricted Person, (ii) is lawfully disclosed to a Restricted Person by a third party not bound by an obligation of confidentiality or (iii) was shared prior to the Closing between the Company, on the one hand, and Holdings, OMAM or any Centralized Entity, on the other hand, relating to the structure and management of Wrap Account Programs, multi-disciplinary accounts and product offerings of the type or similar in nature to the type listed on Exhibit 1.2 including potential new programs, structures and offerings for existing or new sponsors.


     "Restricted Person" shall have the meaning set forth in Section 5.9(b).

     "Retained Liabilities" shall have the meaning set forth in Section 9.1(a).

     "Revenue Run-Rate Adjustment" shall have the meaning set forth in Section 1.5(a).

     "Revenue Run-Rate Adjustment Payment" shall have the meaning set forth in
Section 1.5(c).

     "Revenue Run-Rate Holdback" shall have the meaning set forth in Section 1.5(c).

     "Revenue Sharing Termination Agreement" means the Letter Agreement, dated December 15, 2000, among United Asset Management Corporation, Old Mutual Asset Managers (US), Inc., the Company, David A. Polak, Michael C. Mendez, Edward C. Friedel and Jon D. Bosse, including all exhibits thereto.

     "SEC" shall mean the Securities and Exchange Commission, and any successor thereto.

     "Section 338(h)(10) Forms" shall have the meaning set forth in Section 8.2(b).

     "Securities" shall mean any securities as defined in the Securities Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

     "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, state "blue sky" laws, all applicable foreign securities laws, and the rules and regulations promulgated thereunder.

     "Seller Disclosure Schedule" shall have the meaning set forth in the introduction to Article III.

     "Shares" shall mean all of the outstanding shares of Company Common Stock.

     "Subsidiary" of a Person shall mean any other Person 50% or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons; provided, that "Subsidiary" shall not include (i) any Fund or any Person in which a Fund holds an ownership interest and (ii) any investment account advised or managed by a Person on behalf of another party.

     "Supplemental Closing" shall have the meaning set forth in Section 1.4(e).

     "Supplemental Closing Date" shall have the meaning set forth in Section 1.4(e).

     "Tax Benefit" shall mean a Tax deduction, Tax credit or other Tax benefit.

     "Tax Claim" means any claim with respect to Taxes made by any Governmental Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VIII.

     "Tax Proceeding" shall have the meaning set forth in Section 8.7(b).

     "Tax Return" shall mean any return, report, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by the Company to third parties) with respect to Taxes, including any document required to be retained or provided to any Governmental Authority pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated thereunder, relating to the Company or any consolidated group of which the Company was a member at the applicable time, and any amended Tax Returns.

     "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon and additions thereto imposed by any Governmental Authority), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest and penalties thereon and additions thereto imposed by any Governmental Authority.

     "Technology" shall mean all trade secrets, conf idential information, data, databases, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Company.

     "Termination Date" shall have the meaning set for th in Section
7.1(a)(vii).

     "Third Party Claim" shall have the meaning set forth in Section 9.5(a).

     "timely" in relation to the ability of the parties to effect the Transaction means their ability to effect the Transaction prior to the Termination Date.

     "Transaction" shall have the meaning set forth in Section 1.1.

     "Treasury Rate" shall mean the applicable interest rate payable on United States Treasury obligations with a maturity date most closely corresponding to the appropriate payment period.

     "Treasury Regulations" shall mean regulations promulgated under the Code.

     "Voting Debt" shall have the meaning set forth in Section 2.5.

     "Wire Transfer" shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

     "Working Capital Amount" shall mean (i) cash, cash equivalents and current prepaid assets and receivables of the Company arising in the ordinary course of business calculated consistent with past practice and in accordance with GAAP less (ii) all current liabilities of the Company calculated consistent with past practice and in accordance with GAAP (provided that no amount will be deducted in relation to (x) that component of current liabilities that is comprised of accrued compensation related to the payments due to be made on January 1, 2003 and January 1, 2004 pursuant to Annex I to Exhibit A of the Revenue Sharing Termination Agreement and (y) the Shared Liabilities (as defined in Annex A)), all as reflected on the Adjustment Amount Balance Sheet; it being understood that the Working Capital Amount shall be calculated after giving effect to any transaction effected in accordance with Sections 5.15 and 5.21, but before giving effect to any infusion to the Company of cash or other assets by Buyer on the Closing Date.

     "Wrap Account Program" shall mean each of the programs listed on Exhibit
1.2 hereto and any similar program entered into by the Company prior to the Closing.

     "Wrap Account Revenue Run-Rate" shall mean, as of any date, the aggregate annualized investment advisory, investment management and subadvisory fees payable under all Wrap Account Programs (other than, with respect to the Closing Wrap Account Revenue Run-Rate only, Wrap Account Programs or, where required under Applicable Law or under the relevant Contract, investors thereunder that have not consented in accordance with Section 5.3 to the assignment (including by any deemed assignment as provided in such Section) of their respective Non-Investment Company Advisory Agreements resulting from the Transaction or that have withdrawn in writing such consent on or prior to the fifth Business Day before the Closing Date ) payable to the Company, determined by multiplying the Adjusted Assets Under Management for each such Wrap Account Program as of such date by the applicable fee rate (net of any Fee Reductions) for such Wrap Account Program at such date (excluding any performance-based fees). The calculation of the Closing Wrap Account Revenue Run-Rate shall be made using the same methodology as used for the calculation of the Base Wrap Account Revenue Run-Rate.


                                   ARTICLE I
                                 THE TRANSACTION

     Section 1.1. General. Upon the terms and subject to the conditions hereof, Holdings agrees to sell, transfer, assign, convey and deliver, free and clear of any Encumbrances, to Buyer, and Buyer agrees to purchase and accept from Holdings, the Shares for the Purchase Consideration (the "Transaction").

     Section 1.2. Closing. The consummation of the Transaction (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., local time, on the fifth Business Day after all of the conditions set forth in Article VI hereof (other than conditions which relate to actions to be taken at the Closing) have been satisfied or waived by the parties entitled to the benefits thereto or at such other date, time and place as Buyer and Holdings shall mutually agree in writing (the date on which the Closing takes place being referred to herein as the "Closing Date").

     Section 1.3. Instruments of Transfer; Payment of Purchase Consideration.

     (a) Not less than two Business Days prior to the Closing Date, Holdings shall deliver to Buyer Wire Transfer instructions designating the accounts to which the Initial Purchase Consideration shall be paid by Buyer at the Closing.

     (b) At the Closing, Holdings shall deliver, or shall cause to be delivered, to Buyer the following:

          (i) The share certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

          (ii) the documents required to be delivered pursuant to Section 6.2;
     and

          (iii) such additional instruments, documents or certificates as may be reasonably requested by Buyer.

     (c) At the Closing , Buyer shall deliver, or shall cause to be delivered, to Holdings the following:

          (i) an amount in cash equal to the Initial Purchase Consideration, delivered by Wire Transfer as instructed by Holdings;

          (ii) the documents required to be delivered pursuant to Section 6.3;
     and

          (iii) such additional instruments, documents or certificates as may be reasonably requested by Holdings.

     Section 1.4. Post-Closing Working Capital Adjustment.

     (a) As soon as reasonably practicable following the Closing Date, and in no event more than 60 Business Days thereafter, Buyer shall prepare and deliver to Holdings the Adjustment Amount Balance Sheet, together with the schedules calculating the Adjustment Amount and setting forth such calculations in reasonable detail (collectively, the "Adjustment Amount Documents").

     (b) Within ten Business Days after delivery to Holdings of the Adjustment Amount Documents (during which period Buyer shall cause the Company to provide access to such working papers and information relating to the preparation of the Adjustment Amount Documents as may be reasonably requested by Holdings), Holdings may dispute all or a portion of such Adjustment Amount Documents by giving written notice (a "Notice of Disagreement") to Buyer setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Holdings does not provide a Notice of a Disagreement to Buyer within the ten-Business Day period set forth in this paragraph (b), Holdings shall be deemed to have irrevocably accepted such Adjustment Amount Documents in the form delivered to it by Buyer.

     (c) If Holdings shall deliver a Notice of Disagreement and Buyer does not dispute all or any portion of such Notice of Disagreement by giving written notice to Holdings setting forth in reasonable detail the basis for such dispute within ten Business Days following the delivery of such Notice of Disagreement, Buyer shall be deemed to have irrevocably accepted the Adjustment Amount Documents as modified in the manner described in the Notice of Disagreement.

     (d) If Buyer shall dispute a Notice of Disagreement by delivery of written notice to Holdings within the ten-Business Day period set forth in the preceding subsection (c), and within the ten Business Days following the delivery to Holdings of the notice of such dispute, the parties do not resolve the Disagreement (as evidenced by a written agreement between them), such Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. Buyer and Holdings shall instruct the Independent Accounting firm that the determinations of such firm with respect to any Disagreement shall be rendered within ten Business Days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible. Such determinations shall be final and binding upon the parties, the amount so determined shall be used to complete the final Adjustment Amount Documents and the parties agree that the procedures set forth in this Section 1.4 shall be the sole and exclusive remedy with respect to the determination of the Adjustment Amount. Each of Buyer and Holdings shall use its commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within the ten-Business Day period described in the second sentence in this subsection (d), and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph
(d) shall be shared equally by Buyer and Holdings.

     (e) Promptly after the Adjustment Amount Documents have been finally determined in accordance with this Section 1.4 (including by means of a deemed acceptance of such documents by Holdings or Buyer as provided in paragraphs (b) and (c), respectively, of this Section 1.4), but in no event later than five Business Days following such final determination (the "Supplemental Closing Date"), the parties hereto shall hold a supplemental closing (the "Supplemental Closing"), either by telephone or in person at a mutually convenient location. If the Adjustment Amount is positive, Buyer shall deliver, or shall cause to be delivered, to Holdings on the Supplemental Closing Date an amount in cash equal to the Adjustment Amount by Wire Transfer as set forth in written instructions from Holdings. If the Adjustment Amount is negative, Holdings shall deliver to Buyer on the Supplemental Closing Date an amount in cash equal to the absolute value of the Adjustment Amount by Wire Transfer as set forth in written instructions from Buyer. In any case, the amount payable at the Supplemental Closing shall be accompanied by interest thereon calculated at the Treasury Rate for the period from the Closing Date up to but not including the Supplemental Closing Date.

     Section 1.5. Revenue Run-Rate Adjustment.

     (a) If the Closing Blended Ratio is less than 90%, an amount equal to the Revenue Run-Rate Holdback shall be deducted from the Initial Purchase Consideration and the Purchase Consideration (the "Revenue Run-Rate Adjustment") and no payment shall be made with respect thereto under this Article I except as set forth in Section 1.5(b).

     (b) Promptly (but in any event no later than five Business Days) following the last day of each Consent Period for which the Adjusted Run-Rate Ratio is greater than 80%, Buyer shall pay to Holdings an amount in cash equal to the Revenue Run-Rate Adjustment Payment for such Consent Period, if any, plus interest thereon calculated at the Treasury Rate for the period from the Closing Date up to but not including the date of payment, by Wire Transfer as set forth in written instructions from Holdings.

     (c) The following terms used in this Section 1.5 shall have the meanings set forth below:

     "Adjusted Run-Rate Ratio" for any Consent Period shall mean a ratio, the numerator of which is the sum of the Closing Blended Revenue Run-Rate plus the amount by which the Closing Blended Revenue Run-Rate would have exceeded the Closing Blended Revenue Run-Rate had all Post-Closing Consenting Accounts with respect to such Consent Period or any prior Consent Period given or been deemed to have given their consent as of the fifth Business Day before the Closing Date, and the denominator of which is the Base Blended Revenue Run-Rate.

     "Adjustment Threshold" shall mean (i) 80%, in the case of the first Consent Period, and (ii) the greater of (A) 80% and (B) the Adjusted Run-Rate Ratio for the prior Consent Period, in the case of all other Consent Periods.

     "Consent Period" shall mean (i) the period from the fourth Business Day prior to the Closing Date through and including the thirtieth (30th) day following the Closing Date, (ii) the period from the thirty-first (31st) day following the Closing Date through and including the sixtieth (60th) day following the Closing Date and (iii) the period from the sixty-first (61st) day following the Closing Date through and including the ninetieth (90th) day following the Closing Date.

     "Post-Closing Consenting Account" with respect to any Consent Period shall mean a Person (other than a Person that was a Post-Closing Consenting Account with respect to any prior Consent Period) that was a Non-Consenting Account as of the fifth Business Day before the Closing Date and whose consent to or approval of the assignment of its Non-Investment Company Advisory Agreement or Investment Advisory Agreement, as applicable, resulting from the Transaction is obtained during such Consent Period and is not withdrawn prior to the last day of such Consent Period and, for the final Consent Period only, shall also include any Person that was a Non-Consenting Account as of the fifth Business Day before the Closing Date (other than a Person that is or was a Post-Closing Consenting Account with respect to any Consent Period) that continues to be a Client or Fund on the ninetieth (90th) day following the Closing Date.

     "Revenue Run-Rate Adjustment Payment" for any Consent Period shall mean an amount equal to the product of (i) the Adjusted Run-Rate Ratio for such Consent Period minus the Adjustment Threshold, multiplied by (ii) $120,000,000; provided that (x) if the Adjusted Run-Rate Ratio for such Consent Period is greater than 90%, then such Adjusted Run-Rate Ratio shall be deemed to be 90% and (y) in no event shall the aggregate of all Revenue Run-Rate Adjustment Payments exceed $12,000,000.

     "Revenue Run-Rate Holdback" shall mean an amount equal to the product of
(i) 90% minus the Closing Blended Ratio, multiplied by (ii) $120,000,000; provided that in no event shall the Revenue Run-Rate Holdback exceed $12,000,000.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                            OF THE OLD MUTUAL PARTIES
                                ABOUT THE COMPANY

     Except as set forth in the written disclosure schedule previously delivered to Buyer by the Old Mutual Parties (the "Company Disclosure Schedule"), each of the Old Mutual Parties, jointly and severally, hereby represents and warrants to Buyer as follows:

     Section 2.1. Organization and Related Matters. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to carry on its business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copy of the Company Charter delivered to Buyer prior to the execution of this Agreement is a complete and correct copy of such instrument as in effect on the date hereof.

     Section 2.2. No Subsidiaries. The Company has no Subsidiaries and does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

     Section 2.3. Authority; No Violation.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to authorize or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by the Old Mutual Parties nor the consummation by the Old Mutual Parties of any of the transactions contemplated hereby to be performed by them, nor compliance by the Old Mutual Parties with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the bylaws of the Company or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which the Company or any of its properties, contracts or other assets are subject or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Company Common Stock or the properties, contracts or other assets of the Company under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected, other than, in the case of clauses (x) and (y) and other than with respect to Encumbrances upon the Company Common Stock, any such items that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 2.4. Consents and Approvals. Except for (i) consents, approvals and notices as are set forth in Sections 5.2 and 5.3 of this Agreement and in
Section 2.4 of the Company Disclosure Schedule, (ii) the applicable filings under the HSR Act, (iii) compliance with and filings under the U.S. federal Securities Laws as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) those consents, approvals and notices that may be required solely by reason of the participation of Buyer (as opposed to any other third party) in the Transaction and the other transactions contemplated hereby, no consents or approvals of or filings, declarations or registrations with any Governmental Authority or any third party are necessary in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Transaction and/or the other transactions contemplated hereby so as to permit the Company and PBF to continue their respective businesses and operations after the Closing Date in substantially the same manner as conducted on the date hereof. Except as set forth in Section 2.4 of the Company Disclosure Schedule, with respect to the Canada Advisory Agreements, no approval of or filing, declaration or registration with any Governmental Authority or third person is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions contemplated hereby.

     Section 2.5. Authorized Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of 200,000 shares of Company Common Stock, all of which are outstanding. OMAM, as of the date hereof, is, and, immediately prior to the Closing, Holdings will be, the direct record and beneficial owner of all of the outstanding capital stock of the Company, which is represented solely by the Shares. There are no shares of capital stock or other equity or ownership interests of any kind in the Company issued, reserved for issuance or outstanding other than the Shares. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any pre-emptive rights and are not subject to any voting trust agreement (or similar agreement) or other contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. There is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, right of first refusal, legally binding commitment, pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) from the Company, OMAM, Holdings or any other Person any capital stock of the Company. There are no outstanding obligations of the Company to redeem, repurchase or otherwise acquire any of the Company Common Stock. There are no bonds, debentures, notes or other indebtedness generally having the right to vote (or convertible into, or exchangeable for, Securities or limited liability company or partnership interests having the right to vote) on any matters that holders of Shares may consent or vote ("Voting Debt"). There are no options, warrants, rights, convertible or exchangeable Securities, "phantom" limited liability company or partnership interests (or similar "phantom" Securities), stock (or other ownership) appreciation rights, stock (or other ownership) performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, existing or additional capital stock (or other ownership interests) of the Company or any security convertible into or exercisable or exchangeable for any of the foregoing or for Voting Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security commitment, contract, arrangement or undertaking, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Company Common Stock or (iv) that give rise to a right to receive any payment from the Company or, following the Closing, Buyer or any of its Affiliates (within the meaning of the first sentence only of the definition of "Affiliate") upon the execution of this Agreement or the consummation of the Transaction or any of the other transactions contemplated hereby.

     Section 2.6. Regulatory Documents.

     (a) Since January 1, 1999, the Company and PBF have timely filed all forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority, including the SEC and the NASD, and have timely paid in full all fees and assessments due and payable in connection therewith other than such failures to timely file or pay that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on PBF. Since January 1, 1996, the Company has been (i) duly registered as an investment adviser under the Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law) and (ii) duly registered and licensed under all other Applicable Laws or exempt therefrom, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 2.6(a) of the Company Disclosure Schedule lists the jurisdictions in which the Company is registered as an investment adviser or is required to give notice that it is acting as an investment adviser and in which it is required to be registered or licensed in any other capacity pursuant to any of the Securities Laws. Each such registration or license is, and when required by Applicable Law has been, in full force and effect.

     (b) As of their respective dates, the Regulatory Documents of each of the Company and PBF complied in all material respects with Applicable Laws as in effect at the time the Regulatory Documents were filed, and none of such Regulatory Documents of the Company or PBF, as of their respective dates or as of such other dates as so required under Applicable Law, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously delivered to Buyer a true, correct and complete copy of each such Regulatory Document filed with the SEC by the Company after January 1, 1999 and prior to the date hereof, and will deliver or make available to Buyer promptly after the filing thereof a true, correct and complete copy of each Regulatory Document filed with the SEC by the Company after the date hereof and prior to the Closing Date.

     Section 2.7. Financial Statements; Absence of Liabilities. Attached as
Exhibit 2.7 hereto are true and correct copies of (i) the audited balance sheets of the Company as of December 31, 2000 and 2001, and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2000 and 2001, in each case accompanied by the audit report of the Company's Accountant, with respect to the Company and (ii) the unaudited balance sheets of the Company as of March 31, 2001 and 2002, and the related statements of income, changes in shareholders' equity and cash flows for the three month periods ended March 31, 2001 and 2002, with respect to the Company (the financial statements referred to above being referred to as the "Company Financial Statements" and the balance sheet as of December 31, 2001 being referred to as the "Company Balance Sheet"). The balance sheets referred to in the previous sentence (including the related notes, where applicable) present fairly in all material respects the financial position of the Company as of the dates thereof, and the other financial statements referred to in this
Section 2.7 (including the related notes thereto, where applicable) present fairly in all material respects the results of the Company's operations and cash flows for the respective fiscal periods therein set forth (subject to normal year-end audit adjustments in amounts consistent with the prior year in the case of unaudited statements), in each case in accordance with GAAP consistently applied (except as indicated in the related notes thereto); each of the financial statements referred to in this Section 2.7 (including the related notes, where applicable) complies in all material respects with GAAP; and each of such financial statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved and consistent with the books and records of the Company. Except for (i) those liabilities that are fully reflected or reserved against on the Company Balance Sheet or fully disclosed in the related notes thereto and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet and which are not material, individually or in the aggregate, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or other and whether due or to become due, which would be required to be shown or reserved against on a balance sheet (or described in the notes thereto) prepared in accordance with GAAP. The books and records of the Company have been maintained in accordance with good business practices and all Applicable Laws and reflect only actual transactions.

     Section 2.8. Ineligible Persons. Neither the Company nor any of its directors, officers or the employees listed on Exhibit 5.17(a) is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company nor is there any action, proceeding or investigation pending or, to the Knowledge of the Old Mutual Parties, threatened by any Governmental Authority, which would result in the ineligibility of the Company or any of its officers, directors or the employees listed on Exhibit 5.17(a) to serve in any such capacities. Neither the Company nor any of its officers, directors or the employees listed on Exhibit 5.17(a) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, nor is there any action, proceeding or investigation pending or, to the Knowledge of the Old Mutual Parties, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of the Company or any of such persons or, to the Knowledge of the Old Mutual Parties, that would provide a basis for such ineligibility.

     Section 2.9. Contracts. Section 2.9 of the Company Disclosure Schedule sets forth a complete and accurate list as of the close of business on the day preceding the date hereof of all written or oral contracts, agreements, guarantees, leases and executory commitments to which the Company is a party or by which any of its properties or assets are bound which: (i) contain obligations of the Company in excess of $50,000; (ii) involve payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company; (iii) are employment, management, consulting or substantially similar agreements; (iv) are severance or substantially similar agreements pursuant to which the Company has any continuing obligations; (v) include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company to compete (geographically or otherwise) in any line of business; or (vi) are otherwise material to the businesses, properties or assets of the Company, including any Investment Company Advisory Agreements, distribution agreements and Non-Investment Company Advisory Agreements (all such contracts, agreements, guarantees, leases and commitments (whether or not set forth in Section 2.9 of the Company Disclosure Schedule) hereinafter are referred to collectively as the "Contracts"). As of the date hereof, each of the Contracts is a legal, valid and binding obligation of the Company and, to the Knowledge of the Old Mutual Parties, of each other party thereto and is in full force and effect and enforceable against the Company (assuming the due authorization, execution and delivery by the other parties thereto) and, to the Knowledge of the Old Mutual Parties, each other party thereto, in each case in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity). As of the date hereof, the Company has not received written or, to the Knowledge of the Old Mutual Parties, oral notice of cancellation of or material default or breach under or intent to cancel or call a default under any of the Contracts specified in clauses (i) to (vi) above. The Company has performed all material obligations required to be performed by it to date under the Contracts, and, assuming receipt of the consents and approvals set forth in clauses (i) through (iv) of Section 2.4, there exists no event or condition which with or without notice or lapse of time or both would be a default or breach on the part of the Company or on the part of the other party to such Contracts other than any such defaults and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of Parent, Holdings or OMAM has entered into any confidentiality agreement that remains in effect with any Person (other than Buyer) in connection with the proposed sale of the Company or any portion of the Company's business.

     Section 2.10. Funds and Clients.

     (a) Section 2.10(a) of the Company Disclosure Schedule sets forth (other than for PBF): (i) a true, complete and correct list, as of the Base Date, of each Fund and of all of the Clients, identifying the Funds and the Clients for which the Company is the investment advisor, subadvisor or distributor; (ii) the total net assets (as defined for purposes of the Investment Company Act) under management for each of the Funds, calculated in accordance with the Investment Company Act, as of 4:00 p.m. New York time on the Base Date, and the total net assets under management for each Client, calculated based on the closing prices on the applicable stock exchanges or NASDAQ, as the case may be, as of 4:00 pm New York time (or such later time as the Company values such assets in the ordinary course of business) on the Base Date; (iii) a true, complete and correct schedule setting forth the calculation of the Base Wrap Account Revenue Run-Rate and the Base Other Account Revenue Run-Rate; (iv) the stated fees payable to the Company by each Fund and each Client under the applicable Investment Company Advisory Agreement or Non-Investment Company Advisory Agreement as of the Base Date; (v) as to each Fund, as of the date hereof, the terms of any fee waivers, expense reimbursement (or assumption) arrangements, unreimbursed payments being made by the Company to brokers, dealers or other Persons with respect to the distribution of shares of a Fund or services provided to Fund shareholders; (vi) as to each Fund, as of the date hereof, the rate and method of computation of any subadvisory fees payable to any Person by the Company with respect to such Fund; (vii) as to each Client, as of the date hereof, the terms and methods of computation of any referral or servicing fees, if any, payable by the Company to any Person; and (viii) the annualized advisory or subadvisory fees payable to the Company by each Fund and Client based upon the total net assets under management for the Fund or the total net assets under management for the Client, determined as set forth in clause (ii) of this Section 2.10(a) and net of the amounts set forth in clauses (v) and (vi) of this Section 2.10(a); provided, however, that the parties acknowledge and agree that the information with respect to Aegon/Transamerica Series Fund, Inc. excludes information relating to the Transferred Assets. No Client is a Non-Registered Fund. For purposes of this Agreement, the fee waivers, reimbursements (or assumption) arrangements, payments and referral or servicing fees described in clauses (v) and (vii) are referred to as "Fee Reductions."

     (b) Schedule 2.10(b) of the Company Disclosure Schedule sets forth the information required to be disclosed for other Funds under clauses (i) through
(viii) of Section 2.10(a) with respect to PBF. PBF is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust or partnership power and authority, and possesses all rights, licenses, authorizations and approvals, governmental or otherwise, necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business substantially in the manner as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law. PBF is, and at all times required under the Securities Laws has been, duly registered with the SEC as an investment company under the Investment Company Act or is a series thereof and is otherwise in compliance, and operates in accordance, with all Applicable Laws except where the failure to so comply would not have a material adverse effect on PBF. PBF has not been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Laws. All outstanding ownership units of PBF have been duly and validly issued and are fully paid and nonassessable. The books and records of PBF have been maintained in all material respects in accordance with good business practices and all Applicable Laws and reflect only actual transactions.

     (c) Each Client to which the Company provides investment management, advisory or subadvisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) an entity whose assets include the assets of such a plan within the meaning of ERISA and applicable regulations (an "ERISA Client") has been managed by the Company such that (x) the exercise of such management or provision of any services is in compliance in all material respects with the applicable requirements of ERISA and (y) the Company has not engaged in a "Prohibited Transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code that would subject it to liability or Taxes under Section 5409 or 502(i) of ERISA or Section 4975(a) of the Code, other than Taxes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 2.11. Investment Company Advisory Agreements; Non-Investment Company Advisory Agreements.

     (a) Since December 31, 1999, (i) each Investment Company Advisory Agreement subject to Section 15 of the Investment Company Act has been performed by the Company in accordance with its terms and with the Investment Company Act and all other Applicable Laws in all material respects,and (ii) the investment advisory agreement between PBF and its investment advisor has been performed by such investment advisor in accordance with its terms and with the Investment Company Act and all other Applicable Laws in all material respects.

     (b) Since December 31, 1999, each Non-Investment Company Advisory Agreement has been performed by the Company in accordance with its terms and with the Advisers Act and all other Applicable Laws in all material respects.

     Section 2.12. No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

     Section 2.13. Legal Proceedings. There are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, "Proceedings") that are pending or, to the Knowledge of the Old Mutual Parties, threatened against the Company or PBF or any of their respective properties, assets or businesses which, if determined adversely to the Company would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or that challenge the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree or regulatory restriction (which regulatory restrictions are particular to the Company and not generally applicable to investment advisors) imposed upon the Company or PBF or any of their respective properties, assets or businesses.

     Section 2.14. Compliance with Applicable Law.

     (a) Each of the Company and PBF holds, and at all times has held, all licenses, franchises, directed exemptive orders, directed "no-action" positions, decrees, permits and authorizations required under Applicable Law (collectively, "Permits") necessary for the lawful ownership, operation and use of its properties and assets and the conduct of its businesses under and pursuant to, has complied with each, and neither the Company nor PBF is in default under any, Applicable Law relating to the Company or PBF or any of their respective assets, properties or operations; and there are no outstanding violations of any of the foregoing; and neither the Company nor PBF has received any notice asserting any such violation, defaults or failures to comply, except for such Permits the failure of which to hold or to have held would, or any such violations or defaults that would not, reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and PBF have been and are in compliance with all Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company (a complete and accurate copy of each correspondence from or to such Governmental Authority in connection with which has previously been provided by the Company to Buyer), since December 31, 1999 no Governmental Authority has, to the Knowledge of the Old Mutual Parties, initiated, and no Governmental Authority has provided written or, to the Knowledge of the Old Mutual Parties, oral notice to any of the Old Mutual Parties, OMAM or PBF of any threatened proceeding or investigation into the business or operations of the Company or PBF or any of their members, officers, directors, employees or controlling persons in their capacity as such with the Company or PBF; and, to the Knowledge of the Old Mutual Parties, no such proceeding or investigation is contemplated. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, there is no deficiency, violation or exception claimed or asserted in writing by any Governmental Authority with respect to any examination of the Company or PBF that has not been resolved in all material respects.

     (c) The Company has at all times since December 31, 1999 rendered investment advisory services to investment advisory clients with whom the Company is or was a party to an Investment Company Advisory Agreement or Non-Investment Company Advisory Agreement in material compliance with all applicable requirements, if any, as to portfolio composition and portfolio management, including the terms of such Investment Company Advisory Agreement or Non-Investment Company Advisory Agreement, as the case may be, written instructions from such clients, the organizational documents of such clients, prospectuses and board of director or trustee directives.

     (d) Since December 31, 1999, each officer and employee of the Company required by Applicable Law to be registered or licensed as a broker-dealer or as a registered representative thereof, and each Person of which any such officer or employee is a "person associated with a broker or dealer" as defined in
Section 3(a)(18) of the Exchange Act, is, and at all times while an officer or employee of the Company has been, duly registered or licensed as such under the provisions of Applicable Law and has complied with Applicable Law in all material respects in connection with the offering and sale of any Securities, including shares of or interests in the Funds.

     Section 2.15. Insurance. Each insurance policy (including insurance policies and fidelity bonds relating to PBF) and bond covering the Company or its assets, properties or employees is in full force and effect, all premiums due and payable thereon have been paid and neither the Company nor, if the policyholder is Parent or a Subsidiary of Parent (other than the Company), any such policyholder has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond, and no such insurance policy is occurrence-based. A complete and accurate list of each such policy and bond is set forth in Section 2.15 of the Company Disclosure Schedule.

     Section 2.16. Employee Benefit Plans; ERISA.

     (a) Section 2.16(a) of the Company Disclosure Schedule includes a list of all employee benefit, compensation, bonus, incentive, deferred compensation, capital appreciation, pension, profit sharing, retirement, option, equity or equity-based, employment, change of control, severance, reduction-in-force, termination pay or similar plans, programs, policies, practices, arrangements or agreements, and all life, hospitalization, medical or other welfare or employee benefit insurance or fringe benefit plans, programs, policies, practices, arrangements or agreements in effect as of the date hereof that are sponsored or maintained by the Company, Parent, Holdings or OMAM or to which the Company, Parent, Holdings or OMAM contributes or is obligated to contribute, pay premiums or make other payments, whether actual or contingent, with respect to or on behalf of current or former employees of the Company (the "Plans"). Section 2.16(a) of the Company Disclosure Schedule identifies each Plan as either (i) a Plan maintained by the Company solely for the benefit of current or former employees of the Company or its subsidiaries ("Company Plan") or (ii) a Plan maintained by Parent, Holdings, OMAM or any of their respective Subsidiaries (other than the Company), but under which the Company is a participating employer. None of the Plans is subject to the laws of any jurisdiction outside of the United States.

     (b) With respect to each Plan, the Company has delivered to Buyer a true, correct and complete copy of each writing constituting a part of such Plan, including without limitation all plan documents and amendments thereto, benefit schedules, trust agreements, insurance contracts and other funding vehicles, the most recent Form 5500 and accompanying schedules, if any, the current summary plan description and any material modifications thereto, if any, the most recent financial reports, if any, and the most recent determination letter from the IRS. Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Plan that have been adopted or approved nor has Parent, Holdings, OMAM, the Company undertaken to make any such amendments or to adopt or approve any new Plan.

     (c) The IRS has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans") that has not been revoked. Each trust created under any Qualified Plan is exempt under Section 501(a) of the Code. There are no existing circumstances nor any events that have occurred nor any amendments to a Qualified Plan that have been adopted that are reasonably likely to affect adversely the qualified status of any Qualified Plan or the related trust. No Plan that is an employee pension benefit plan, as defined in
Section 3(2) of ERISA is subject to Title IV of ERISA or Section 302 of ERISA or
Section 412 or 4971 of the Code.

     (d) Each Plan is in compliance in all material respects with all Applicable Laws, including ERISA and the Code, and each Plan has been administered in all material respects in accordance with its terms and Applicable Laws. To the Knowledge of the Old Mutual Parties there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. No Plan is, or during the six years prior to the date hereof has been, a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Each Plan that is a "group health plan" (as defined in Section 607(l) of ERISA and Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code. No Plan provides post-termination welfare benefits other than as required by law.

     (e) All contributions required to be made to any Plan by Applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of (including the forgiveness of indebtedness), any payment or benefit to any employee, officer or director of the Company, or result in any limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent, Holdings, OMAM or the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (g) There are no pending claims (other than claims for benefits in the ordinary course), lawsuits, investigations by any Governmental Authority with respect to which notice has been given to any of the Old Mutual Parties, termination proceedings or arbitrations which have been asserted or instituted, or to the Knowledge of the Old Mutual Parties threatened or anticipated, against the Plans which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Plan participant or beneficiary.

     (h) Since January 1, 2001, the Company has not increased the compensation or benefits (other than (i) regularly scheduled increases of welfare benefits
(ii) changes in individual bonus amounts and (iii) regular annual merit-based increases in base salary, in each case in the ordinary course of business) provided pursuant to a Plan in any material respect.

     Section 2.17. Technology and Intellectual Property. All Intellectual Property that is registered with any Governmental Authority by the Company, or subject to an application for registration with any Governmental Authority submitted by or on behalf of the Company, is listed in Section 2.17 of the Company Disclosure Schedule (the "Registered IP"), which also sets forth a list of all jurisdictions in which such Registered IP is registered or registrations have been applied for and all registration and application numbers. All Registered IP owned by the Company has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary for the conduct of the business of the Company substantially in the manner presently conducted. The Company has (and upon consummation of the transactions contemplated hereby will have) ownership of, or such other rights by license, lease or other agreement in and to, all Intellectual Property necessary to conduct the business of the Company substantially in the manner presently conducted, and the consummation of the transactions contemplated hereby does not and will not materially conflict with, materially alter, or materially impair any such ownership or rights. Neither the Company nor Parent or any of its other Subsidiaries has granted any option or license of any kind to any third party relating to any Technology or Intellectual Property owned, used, filed by or licensed to, the Company or the marketing or distribution thereof. The Company has not infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, nor, to the Knowledge of the Old Mutual Parties, has any other Person infringed on a continuing basis any rights that the Company has in the Intellectual Property owned by the Company, other than as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company owns or licenses all computer software developed or currently used by it which is material to the conduct of its business as currently conducted ("Computer Software") and has the right to use such software without infringing upon the Intellectual Property rights (including trade secrets rights) of any third party, other than as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has not received notice of any claim respecting any violation or infringement of the Computer Software by the Company.

     Section 2.18. Ownership and Use of Properties and Assets. The Company owns, or has a license or other agreement to use (in each case with third parties that are not Affiliates (within the meaning of the first sentence only of the definition of "Affiliate") of the Company), all of the material assets, properties and rights of every type and description, real, personal, tangible and intangible, used in the conduct of, or primarily relating to, the business of the Company. The Company does not own in fee any real property. Section 2.18 of the Company Disclosure Schedule sets forth a true and complete list of all real property and interests in real property leased or subleased by the Company. All buildings and all fixtures, equipment and other real or tangible property and assets held under leases or subleases by the Company are held under valid leases or subleases, free and clear of all Encumbrances, other than (i) Encumbrances of carriers, warehousemen, mechanics, materialmen and other similar persons incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (ii) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions,
(iii) zoning, building, subdivision or other similar requirements or restrictions, in each case which do not materially impair the use, utility or value of the applicable property affected or encumbered thereby for the purposes for which currently used (such Encumbrances set forth in clauses (i), (ii) and (iii), "Permitted Encumbrances").

     Section 2.19. Filing Documents. None of the information regarding the Company or any of its Affiliates (within the meaning of the first sentence only of the definition of "Affiliate") or PBF supplied or to be supplied by or on behalf of the Company on or prior to the Closing Date for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 2.20. Environmental Matters. Other than as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has complied with all applicable Environmental Laws, and the Company is not subject to any actual or, to the Knowledge of the Old Mutual Parties, threatened investigation, claim or liability under or relating to any Environmental Law. Other than as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Old Mutual Parties, the properties currently leased, subleased, operated or used by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance, and the Company is not subject to material liability for any Hazardous Substance disposal or contamination on any property owned or operated or formerly owned or operated by the Company or on any third party property or as a result of any Hazardous Substance having been transported from any of the properties owned or operated or formerly owned or operated by the Company.

     Section 2.21. Transactions with Affiliates. Except for this Agreement and the other agreements contemplated to be entered into in connection with the transactions contemplated hereby, no contract, agreement, understanding or arrangement between the Company on the one hand, and Parent or any Affiliate (within the meaning of the first sentence only of the definition of Affiliate) of Parent (other than the Company), on the other hand, will continue in effect subsequent to the Closing Date. After the Closing, neither Parent nor any Affiliate (within the meaning of the first sentence only of the definition of Affiliate) of Parent (other than the Company) will have any interest in any property (real or personal, tangible or intangible) or contract, agreement, understanding or arrangement of the Company used in or pertaining to the business of the Company. Neither Parent nor any Affiliate (within the meaning of the first sentence only of the definition of Affiliate) of Parent (other than the Company) provides any material services to the Company.

     Section 2.22. No Broker/Dealer Operations. The Company does not conduct any broker/dealer operations or any operations that would require the Company to be registered as a broker-dealer with any Governmental Authority.

     Section 2.23. Absence of Certain Changes. Since the date of the Company Balance Sheet, (a) the Company has conducted its business only in the ordinary course, consistent with past practice, and (b) there has not been (i) any Company Material Adverse Effect or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material change by the Company in accounting principles, practices or methods other than as required by GAAP or Applicable Law; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of any capital stock of the Company; or (iv) any combination, recapitalization, redenomination of ownership interests in the Company or other similar transaction or issuance or authorization of any issuance of any ownership interests, or right to acquire any ownership interests, in the Company other than the Shares.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

     Except as set forth in the written disclosure schedule previously delivered to Buyer by Holdings (the "Seller Disclosure Schedule"), Holdings represents and warrants to Buyer as follows:

     Section 3.1. Ownership of Shares. As of the date hereof, OMAM owns beneficially and of record and has good and valid title to all of the Shares, free and clear of any Encumbrances. Immediately prior to the Closing, Holdings will own beneficially and of record and will have good and valid title to all of the Shares, free and clear of any Encumbrances; and assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon deliveries to Buyer at the Closing contemplated by Section 1.3(b)(i) and delivery in full of the Initial Purchase Consideration in accordance with
Section 1.3(c)(i) hereof, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances.

     Section 3.2. Corporate Existence and Power. Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all corporate or other powers required to carry out its responsibilities under this Agreement.

     Section 3.3. Authority; No Violation.

     (a) Holdings has full corporate and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Holdings, and no other corporate proceedings on the part of Holdings are necessary to approve this Agreement or to authorize or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holdings and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms. Holdings has all corporate power and authority necessary to cause OMAM to transfer the Shares to Holdings pursuant to
Section 5.24.

     (b) Neither the execution and delivery of this Agreement by Holdings nor the consummation by Holdings of any of the transactions contemplated hereby to be performed by it, nor compliance by Holdings with any of the terms or provisions hereof, nor the transfer of the Shares to Holdings contemplated by
Section 5.24, will (i) violate any provision of the articles of incorporation, charter or bylaws or comparable organizational documents, as applicable, of Holdings or OMAM or (ii) assuming that the consents and approvals referred to in
Section 2.4 are duly obtained, (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which Holdings, OMAM or Parent or any of their respective properties, contracts or other assets are subject or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or other assets of Holdings or OMAM under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holdings or OMAM is a party, or by which Holdings or OMAM or any of its properties or assets, may be bound or affected, other than, in the case of clauses (x) and (y), any such items that would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the Transaction or any of the other transactions contemplated by this Agreement.

     Section 3.4. Consents and Approvals. Except for consents, approvals and notices referred to in Section 2.4 and those the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transaction, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by Holdings of this Agreement and (ii) the consummation by Holdings of the transactions as contemplated hereby.

     Section 3.5. No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, Holdings, OMAM or the Company or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

     Section 3.6. Legal Proceedings. There are no Proceedings that are pending or, to the Knowledge of Holdings, threatened against or relating to Parent or any of its Subsidiaries (other than the Company) and affecting the properties, assets or businesses of the Company that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Holdings to timely complete the transactions contemplated hereby or timely perform its obligations hereunder or that challenge the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decrees, or regulatory restrictions imposed upon Parent or any of its Subsidiaries (other than the Company) that would be reasonably expected, individually or in the aggregate, to have a material adverse effect on the ability of Holdings to timely complete the transactions contemplated hereby or timely perform its obligations hereunder.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth in the written disclosure schedule previously delivered to Holdings and the Company by Buyer (the "Buyer Disclosure Schedule"), Buyer represents and warrants to Holdings and the Company as follows:

     Section 4.1. Organization and Related Matters. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

     Section 4.2. Authority; No Violation.

     (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate action on the part of Buyer is necessary to approve this Agreement or authorize or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by each of the Old Mutual Parties) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Buyer,
(ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate, conflict with or require any notice, filing, consent or approval under any Applicable Law to which Buyer or any of its Subsidiaries or any of its properties, contracts or other assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or other assets of Buyer under, or require any notice, approval or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which Buyer or any of its Subsidiaries, or any of its or their properties or assets, may be bound or affected, other than, in the case of clauses (x) and (y), any such items that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Buyer to timely complete the transactions contemplated hereby or timely perform its obligations hereunder or to prevent or materially delay the consummation of the Transaction or any of the other transactions contemplated by this Agreement.

     Section 4.3. Consents and Approvals. Except for (i) consents, approvals and notices as are set forth in Section 4.3 of the Buyer Disclosure Schedule, (ii) the applicable filings under the HSR Act, (iii) compliance with and filings under the U.S. federal Securities Laws as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) those consents, approvals and notices that may be required solely by reason of the participation of the Old Mutual Parties (as opposed to any other third party) in the Transaction and other transactions contemplated hereby and (v) those the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transaction, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with (x) the execution and delivery by Buyer of this Agreement and (y) the consummation by Buyer of the transactions as contemplated hereby.

     Section 4.4. Legal Proceedings. There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened against or relating to Buyer or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Buyer to timely complete the transactions contemplated hereby or timely perform its obligations hereunder or that challenge the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Buyer to timely complete the transactions contemplated hereby or timely perform its obligations hereunder.

     Section 4.5. No Other Broker. Other than Putnam Lovell Securities Inc., the fees and expenses of which will be paid by Buyer, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

     Section 4.6. Section 15 of the Investment Company Act. Neither Buyer nor any of its Subsidiaries has any express or implied understanding or arrangement which would impose an "unfair burden" (as such term is used in Section 15(f) of the Investment Company Act) on any of the Funds or would in any way violate
Section 15(f) of the Investment Company Act, as a result of the transactions contemplated hereby.

     Section 4.7. Investment Purpose. Buyer is acquiring the Shares for the purpose of investment and not with a view to, or for offer or sale in connection with, any public distribution thereof in violation of the registration requirements of the Securities Act. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares and has been provided access to personnel and books of the Company and an opportunity to meet and ask questions of representatives of the Company and Holdings for purposes of making its evaluation. Notwithstanding the foregoing, no investigation made by or on behalf of Buyer shall in any way affect any representations, warranties, covenants or agreements made by any of the Old Mutual Parties pursuant to this Agreement.

     Section 4.8. Cash Consideration. Buyer will as of the Closing have sufficient cash available to it to pay the Initial Purchase Consideration and, as and when due hereunder, the payment of any Adjustment Amount and of any Revenue Run-Rate Adjustment Payment.

                              ARTICLE V COVENANTS

     Section 5.1. Conduct of Business by the Company. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly contemplated or permitted by this Agreement, including as set forth in
Section 5.1 of the Company Disclosure Schedule, or with the prior written consent of Buyer, the Company shall (subject to Applicable Law) (a) carry on its business in the ordinary course consistent with past practice; (b) use commercially reasonable efforts to preserve its present business organization and relationships; (c) use commercially reasonable efforts to keep available the present services of its employees; and (d) use commercially reasonable efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business. Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement or as expressly set forth in Section 5.1 of the Company Disclosure Schedule or consented to in writing by Buyer, the Company shall not directly or indirectly:

          (i) amend or agree to amend the Company Charter or the Company's bylaws, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or in any way reclassify any of its capital stock, or change or agree to change in any manner the rights of its capital stock or liquidate or dissolve;

          (ii) (x) issue, sell, redeem or acquire any capital stock or any other ownership interest in the Company or create any Subsidiaries; (y) issue, sell or grant any option, warrant, convertible or exchangeable security, right, "phantom" partnership (or other ownership) interest (or similar "phantom" security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its capital stock or any other ownership interests; or (z) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any of its capital stock or any other ownership interests;

          (iii) incur any long-term indebtedness;

          (iv) incur any indebtedness for borrowed money or guarantee the indebtedness of other Persons;

          (v) (w) make any change in its accounting methods or practices for Tax or accounting purposes, (x) make any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes, (y) make any Tax election or (z) settle or compromise any Tax liability, except in the case of any such liability to the extent accrued or reserved for on the Company Balance Sheet, in each case if, as it relates to Taxes only (as opposed to accounting), doing so could reasonably be expected to adversely affect Buyer, any Affiliate of Buyer or, following the Closing, the Company;

          (vi) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than reasonable and customary travel advances made in the ordinary course of business consistent with past practice) or to Parent or any of its Subsidiaries (other than the Company) or their respective officers, directors, employees, consultants, agents or representatives;

          (vii) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the ordinary course of business not in excess of $50,000 in the aggregate, or grant or suffer to exist, or agree to grant or suffer to exist, any Encumbrance (other than Permitted Encumbrances) on any material amount of its assets;

          (viii) incur, assume or guarantee, or agree to incur, assume or guarantee, any liability or obligation (whether or not currently due and payable) relating to its business or any of its assets except in the ordinary course of business consistent with past practice in amounts not in excess of $50,000 in the aggregate;

          (ix) settle any Proceeding involving any liability for money damages in excess of $50,000 in the aggregate or any restrictions upon any of its operations;

          (x) create, renew, amend, terminate or cancel, any Contract other than in the ordinary course of business consistent with past practice; provided, that the Company may not enter into any contracts or agreements that include any non-competition or non-solicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or, following the Closing, Buyer or any of its Affiliates to compete (geographically or otherwise) in any line of business;

          (xi) enter into, or agree to enter into, any contract, agreement or arrangement or any financial transaction with any of its officers, directors, consultants, agents or representatives, Affiliates or the Funds or with Parent or any of its Subsidiaries or their respective officers, directors, consultants, agents or representatives, except (x) in the case of Funds, pursuant to Investment Company Advisory Agreements existing and in effect on the date hereof or rules or exemptive orders under the Investment Company Act and (y) in the case of consultants, pursuant to contracts existing and in effect on the date hereof;

          (xii) declare or make any dividends or declare or make any other distributions of any kind, other than dividends or distributions made in accordance with Section 5.21;

          (xiii) acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of an equity interest or assets, any business of any Person or other business organization or division thereof;

          (xiv) enter into, amend, modify, terminate or renew any Plan, collective bargaining agreement or other contract with any labor organization, or other written employment, consulting, severance or similar agreements or arrangements with any officers or employees of the Company, or grant any salary or wage increase or increase in severance or termination pay or increase any employee benefit or hire any new employee for a senior management position, except (x) reasonable and customary individual increases in compensation to non-officer employees in the ordinary course of business consistent with past practice, (y) changes that are required by Applicable Law and (z) to satisfy contractual commitments existing as of the date hereof and disclosed in Section 2.16(a) of the Company Disclosure Schedule;

          (xv) take any action to accelerate any material rights or benefits, or make any material determinations relating to the transactions contemplated hereby or otherwise not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Plan including any employment, indemnification, severance or termination agreement;

          (xvi) except as and to the extent required, based on the written advice of counsel, in the exercise of the fiduciary obligations of the Company, in the case of any Fund, request that any action be taken by any of the Fund Boards, other than as contemplated by this Agreement and other than routine actions taken in the ordinary course of business, consistent with past practice that would not materially adversely affect the Company or such Fund;

          (xvii) voluntarily divest itself of management of any Fund or Client, where assets under management at the time of divestiture would not in the aggregate for all such divestitures exceed $5,000,000;

          (xviii) accelerate the billing or other realizations of advisory or performance fees payable by Funds or Clients to the Company or delay the payment of liabilities beyond the ordinary course of business consistent with past practice;

          (xix) make or incur any capital expenditures in excess of $50,000 in the aggregate other than those that have been approved in writing or budgeted as of the date hereof and disclosed in writing to Buyer prior to the execution of this Agreement;

          (xx) cancel any indebtedness or waive any claims or rights in amounts in excess of $50,000 in the aggregate;

          (xxi) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business and consistent with past practice, with respect to which Buyer shall have the right to participate; or

          (xxii) authorize, commit or agree (by contract or otherwise) to do any of the foregoing.

     Section 5.2. Section 15 of the Investment Company Act: Company Covenants.

     (a) Each of the Old Mutual Parties will, and Holdings will cause OMAM to, use its commercially reasonable efforts to obtain, and to cause the Funds to obtain, as promptly as practicable, the approval of the Fund Boards and the shareholders of each Fund, if and to the extent such approval is required pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of a new Investment Company Advisory Agreement for such Fund with the Company serving as adviser or subadviser, such agreement having the same advisory fees in effect as of the date hereof and becoming effective upon the Closing, and which agreement will otherwise be substantially on the same terms as currently in effect.

     (b) Buyer shall cooperate with the Old Mutual Parties, including without limitation making management representatives available, to the extent reasonably requested by the Old Mutual Parties, in connection with obtaining the consents and approvals described in this Section 5.2.

     Section 5.3. Non-Investment Company Advisory Agreement Consents. As soon as reasonably practicable following the date hereof, the Company shall send notices complying with Applicable Law (each a "Notice"), informing its Clients of the transactions contemplated by this Agreement and requesting the written consent or approval of the assignment or deemed assignment if Client consent to such assignment or deemed assignment is required by Applicable Law or is required under the respective Non-Investment Company Advisory Agreement for such assignment or deemed assignment resulting from the Transaction. Buyer agrees that consent for any Non-Investment Company Advisory Agreement to the assignment or deemed assignment resulting from the Transaction shall be deemed given for all purposes hereunder (i) if no consent is required under Applicable Law or the respective Non-Investment Company Advisory Agreements, (ii) upon receipt of the written consent requested in the Notice or (iii) to the extent permissible under Applicable Law and if no consent is required under the applicable Non-Investment Company Advisory Agreement, if forty-five (45) days shall have passed since the sending of written notice ("Negative Consent Notice") to a Client (which Negative Consent Notice may be included in the Notice) requesting written consent as aforesaid and informing such Client: (a) of the intention to complete the Transaction, which will result in a deemed assignment of such Non-Investment Company Advisory Agreement; (b) of the Company's intention to continue to provide the advisory services pursuant to the existing Non-Investment Company Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (c) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination (provided, that such Client shall not have affirmatively stated to any Old Mutual Party or OMAM that it does not so consent or terminated its respective Non-Investment Company Advisory Agreement prior to the Closing). Buyer shall be provided a reasonable opportunity to review all such consent materials to be used by the Company prior to distribution, and such materials shall be in form and substance reasonably satisfactory to Buyer and Holdings. The Old Mutual Parties shall provide to Buyer copies of any and all substantive correspondence between any of them or OMAM and Clients or representatives or counsel of such Clients relating to any consent solicitation.

     Section 5.4. Insurance. The Old Mutual Parties will, and Holdings will cause OMAM to, use their commercially reasonable efforts to maintain in effect and to pay all premiums due thereon, for the period ending on the Closing Date until the Closing Date with respect to insurance policies and fidelity bonds covering the Company (including insurance policies and fidelity bonds relating to the Company, its assets and employees) on the date hereof or to procure comparable replacement policies and bonds (or such replacement coverage as is obtainable on a commercially reasonable basis) and maintain such policies and bonds in effect until the Closing.

     Section 5.5. Section 15 of the Investment Company Act: Buyer's Covenants. Buyer shall use its best efforts to assure compliance with the conditions of
Section 15(f) of the Investment Company Act with respect to PBF. Without limiting the foregoing, Buyer agrees that: (i) for a period of not less than three years after the date of consummation of the PBF Reorganization, Buyer shall use its best efforts to assure that no more than 25% of the members of the Fund Board of the Reorganized Fund shall be "interested persons" (as defined for purposes of Section 15(f)(1)(A) of the Investment Company Act) of Buyer (or such other entity that is an Affiliate of Buyer that acts as adviser or subadviser to the Reorganized Fund); and (ii) neither Buyer nor any of its Affiliates, for a period of at least two years after the date of the consummation of the PBF Reorganization, shall have any express or implied understanding, arrangement or intention to impose an "unfair burden" (as such term is used in Section 15(f) of the Investment Company Act) on PBF as a result of the transactions contemplated herein. Notwithstanding anything to the contrary contained herein, the covenants of Buyer contained in this Section 5.5 are intended only for the benefit of the parties hereto. Buyer shall notify and discuss with the board of trustees of the Reorganized Fund the requirements of Section 15(f) of the Investment Company Act as they apply to the Reorganized Fund.

     Section 5.6. Employees, Employee Benefits.

     (a) Following the Closing Date, Buyer shall cause the Company to provide insurance coverage under welfare benefit plans to the employees of the Company as of the Closing (the "Company Employees") that is substantially comparable in the aggregate to the insurance coverage currently provided to such employees under the welfare benefit plans of the Company. Following the Closing Date, the Company Employees shall be eligible to become participants in the Buyer 401(k) and Profit Sharing Plan (the "Buyer Qualified Plan") and the Buyer Scholarship Plan, in each case, in accordance with their terms as in effect from time to time. Except as expressly provided in the prior sentence or as otherwise agreed upon by the Company and the Buyer, the Company Employees shall not be eligible to participate in the employee benefit or compensation plans, programs or arrangements of Buyer.

     (b) From and after the Closing Date, with respect to any group health plans under which the Company Employees are eligible to receive benefits, Buyer will, or will cause the Company to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent such limitations or waiting periods did not apply to a Company Employee under the comparable plans of the Company) to be waived with respect to a the Company Employee and their eligible dependents and (ii) give each Company Employee credit, for the plan year in which the Company Employee becomes eligible to receive benefits under such plans, towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the time of such eligibility. Solely for purposes of the vesting of benefits under the Buyer Qualified Plan, each Company Employee shall receive service credit for employment with the Company (or its predecessor), to the same extent such service was recognized by the OMAM for such purpose under the tax-qualified defined contribution plan in which the Company Employees were eligible to participate immediately prior to the Closing. For purposes of eligibility to participate in the Buyer Scholarship Plan, each Company Employee shall receive service credit for employment with the Company (or its predecessor).

     (c) Buyer shall permit each Company Employee who is a participant in the United Asset Management Corporation Profit Sharing and 401(k) Plan (the "Holdings Plan"), and who elects to transfer his or her account balance under the Holdings Plan, to roll over his or her account balance (including any outstanding loans thereunder) to the Buyer Qualified Plan, as soon as practicable following the Closing in accordance with the terms of the Buyer Qualified Plan. Holdings agrees to use and to cause OMAM to use its best efforts to cooperate with Buyer, its agents and designees to ensure a smooth transfer of accounts, records and recordkeeping to effect the transfers described in the previous sentence. Holdings further agrees to take and to cause OMAM to take such actions as are necessary, including securing the cooperation of the recordkeeper, trustee and other service providers of Holdings Plan, to effect such transfers.

     (d) Nothing in this Agreement, express or implied, shall be construed to prevent Buyer from terminating, amending or modifying to any extent or in any respect at any time or from time to time (i) Buyer's employment relationship with any employee, including any Company Employee, (ii) the terms and conditions of the employment of any employee, including the Company Employees, (iii) any of the Company Plans or (iv) any of the Buyer's employee benefit plans, including the Buyer Qualified Plan and the Buyer Scholarship Plan. Nothing in this Section
5.6 shall be construed to provide a contract of employment, or to provide any other promise of future employment or benefits, to the Company Employees.

     Section 5.7. Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Upon the request of Buyer, the Old Mutual Parties shall, Holdings shall cause OMAM to, and Holdings shall use its reasonable best efforts to cause the other Holdings Controlled Affiliates to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer may reasonably request to effectuate the purposes of this Agreement (it being understood and agreed that any such instruments and other documents shall not provide for any representations or warranties or covenants that are not expressly contemplated by or expressly provided for in this Agreement). This
Section 5.7 shall not apply to PBF, which is subject to the provisions of
Section 5.19.

     Section 5.8. Efforts of Parties to Close. Subject to Section 5.11, during the period from the date of this Agreement through the Closing Date, each party hereto shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of Buyer, in the case of any of the Old Mutual Parties, or Holdings, in the case of Buyer, no party to this Agreement shall knowingly take any action which, or knowingly fail to take any action the failure of which to be taken, would, or could reasonably be expected to: (i) result in any of the representations and warranties set forth in this Agreement on the part of the party taking or failing to take such action being or becoming untrue in any material respect; (ii) result in any conditions to the Closing set forth in Article VI not being satisfied; or (iii) result in any material violation of one or more provisions of this Agreement.

     Section 5.9. Confidentiality and Announcements.

     (a) The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference; provided, however, that effective upon the Closing, Buyer's obligations under the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Company or its business or operations and with respect to disclosure relating to the transactions contemplated hereby.

     (b) For a period of four years from and after the Closing, Holdings shall, and shall cause OMAM and the Centralized Entities and its and their respective officers, directors, employees and advisors (other than any directors of OMAM or Holdings who are not officers or employees of Holdings, OMAM or any Centralized Entity) (each a "Restricted Person") to, keep confidential and not use for its benefit or for the benefit of any other Person, and will not disclose to any other Person, any and all Restricted Information. For the avoidance of doubt, there shall be no restriction on the use or disclosure by Holdings, OMAM and the Centralized Entities or their respective officers, directors, employees and advisors of information described in clause (iii) of the second sentence of the definition of Restricted Information. Holdings shall be liable hereunder for any failure by any Restricted Person to comply with this Section 5.9(b); provided, however, that Holdings shall not be liable under this Section 5.9(b) with respect to any disclosure of Restricted Information to the extent such disclosure is (i) compelled by legal process (by interrogatories, subpoena, civil investigative demand or similar process) so long as the last sentence of this Section 5.9(b) has been complied with or (ii) in the opinion of its counsel, required by Applicable Law (including without limitation the Securities Act, the Exchange Act or any U.S. national or foreign stock exchange). Prior to making any disclosure of Restricted Information otherwise permitted pursuant to clause (i) of the proviso to the first sentence of this Section 5.9(b), the Restricted Person proposing to make such disclosure shall provide the Company with prompt written notice of the legal process requiring such disclosure so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.9(b). If, in the absence of a protective order or other remedy or the receipt of a waiver made by the Company, the Restricted Person is nonetheless, in the opinion of its counsel, legally compelled to disclose Restricted Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Restricted Person may, without liability on the part of Holdings hereunder, disclose to such tribunal only that portion of such information which such counsel advises the Restricted Person is legally required to be disclosed, provided that the Restricted Person exercises its reasonable best efforts to preserve the confidentiality of such information, including by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information by such tribunal. The parties acknowledge that the Company and Buyer, on the one hand, and Holdings and its Affiliates (within the meaning of the first sentence only of the definition of "Affiliate"), on the other hand, will compete following the Closing.

     (c) Subject to Sections 5.11(a) and (b), prior to the Closing the parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosure to the extent required by Applicable Law or the applicable rules of the African Exchanges, based on advice of counsel, after making all reasonable best efforts under the circumstances to consult with each other prior to such disclosure.

     Section 5.10. Access; Certain Communications. Between the date of this Agreement and the Closing Date, to the extent not prohibited by Applicable Laws relating to the exchange of information, each of the Old Mutual Parties shall, and Holdings shall cause OMAM to, afford to Buyer and its authorized agents and representatives access, upon reasonable notice and during normal business hours, to all properties of, and all contracts, documents and information of or relating to the assets, liabilities, business, customers, Funds, Clients, employees, operations, personnel and other aspects of the business of, and all personnel of, the Company; provided, however, that such access shall be conducted in a manner which does not unreasonably interfere with the Old Mutual Parties' normal operations, customers, and employee relations; and provided further, that Holdings and OMAM shall be required to provide access to information regarding Funds, Clients and customers of the Company only to the extent such information relates to the Company or the Company's business or, in the case of PBF, the transactions contemplated hereby.

     Section 5.11. Regulatory Matters; Third Party Consents.

     (a) The parties to this Agreement shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file (on a confidential basis if reasonably requested by the other parties) all necessary documentation, to effect (on a confidential basis if reasonably requested by the other parties) all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities that are necessary or advisable to timely consummate the transactions contemplated by this Agreement, including any filing to be made under the HSR Act, which filings shall be made as promptly as reasonably practicable (and in no event later than 30 days of the date of this Agreement), and requests for required consents under the Contracts (provided that efforts to obtain Client and Fund consents are covered in Sections 5.2 and 5.3). Buyer and the Company agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, other than those conditions or requirements, in the aggregate, the satisfaction of which are reasonably likely to result in either a Company Material Adverse Effect or a material adverse effect on the ability of Buyer to timely consummate the Transaction pursuant to the terms hereof or a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole. The parties to this Agreement will have the right to review in advance, and will consult with the other parties on, all the information relating to Buyer or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and that each party will keep the other parties apprised in a timely manner of the status of matters relating to completion of the transactions contemplated herein. Each of the parties hereto agrees that none of the information regarding it or any of its Affiliates (within the meaning of the first sentence only of the definition of "Affiliate") supplied or to be supplied by it or to be supplied on its behalf specifically for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the parties to this Agreement shall promptly advise each other upon receiving any communication relating to the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the Transaction pursuant to the terms hereof from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

     Section 5.12. Notification of Certain Matters. Each party to this Agreement shall give prompt notice to the other parties, to the extent Known by such party, of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, (ii) the occurrence of any matter or event that would reasonably be expected to have a Company Material Adverse Effect,
(iii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transaction, and (v) any lawsuit, action or proceeding pending or, to the applicable party's Knowledge, threatened against the party or the parties relating to the Transaction; provided, however, that no party shall have any liability for breach of this Section 5.12 except to the extent that another party has been actually prejudiced by such breach.

     Section 5.13. Expenses. Except as expressly provided otherwise in this Agreement (including without limitation Sections 1.4, 5.19 and 8.10), the parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that any amounts relating to any financial advisor, legal, accounting or other transaction fees incurred by the Company or any of its Affiliates in connection with this Agreement and the transactions contemplated herein (other than amounts relating to counsel to the members of management of the Company in connection with the preparation and negotiation of the Employment Agreements, the LLC Agreement or other employment agreements between the applicable employee of the Company, on the one hand, and Buyer and/or its Subsidiaries (including, following the Closing, the Company and its successor), on the other hand, in connection with the Transaction) shall be paid prior to the Closing or shall be fully accrued on the Adjustment Amount Documents. Each of Buyer and Holdings shall share equally all the costs and expenses of preparing, printing and mailing the proxy statements and related solicitation documents and other expenses relating to obtaining the approvals contemplated by Sections 5.2 and 5.3.

     Section 5.14. Third Party Proposals. None of the Old Mutual Parties shall, nor shall they permit any of their respective Subsidiaries, officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them, to, directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of any equity interest or capital stock in, the Company, or any merger or business combination with the Company, or except as may otherwise be permitted by Section 5.2, 5.3 or 5.19, any voluntary assignment of any investment advisory, subadvisory, administrative or distribution agreements of the Company, in each case other than in respect of the Transaction (each, an "Acquisition Proposal"; provided, however, that an Acquisition Proposal shall not include any changes in the arrangements with the Funds other than PBF), or furnish any information to any Person contacting them or making an inquiry with respect to a potential Acquisition Proposal; it being understood and agreed that the term "Acquisition Proposal" shall not include any acquisition or purchase of any of the assets of, or equity interests in, Holdings or OMAM (other than assets of, or equity interests in, the Company), or any merger or business combination between Holdings or OMAM and any third party. The Old Mutual Parties shall notify Buyer within 48 hours (but not less than one Business Day), if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any of the Old Mutual Parties, any of their respective Subsidiaries, officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them. It is understood that any violation of the restrictions set forth in this
Section 5.14 by any executive officer of any of the Old Mutual Parties or any investment banker, attorney or other advisor or representative of the Old Mutual Parties, shall be deemed to be a breach of this Section 5.14 by the Old Mutual Parties. The Old Mutual Parties shall, and shall cause their respective Subsidiaries, officers, directors, employees, representatives and advisors to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials distributed to Persons in connection therewith by the Old Mutual Parties or any of their respective Subsidiaries, officers, directors, employees, representatives or advisors returned to the Company promptly or destroyed. None of the Old Mutual Parties or any of their respective Subsidiaries, officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them, shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect in relation to an Acquisition Proposal. The Old Mutual Parties shall cause their respective officers, directors, agents, advisors and Subsidiaries to comply with the provisions of this Section 5.14.

     Section 5.15. Employee Payments.

     (a) Immediately prior to the Closing, the Company shall pay to certain of its employees an aggregate amount (the "Accrued Bonus Pool Amount") equal to (i) the Company's 30% profit sharing bonus pool for the period from January 1, 2002 through the month-end prior to the Closing Date, plus (ii) the Stub-Period Amount (as defined below), such Accrued Bonus Pool Amount to be calculated in accordance with Exhibit 5.15(a), with the allocation of such Accrued Bonus Pool Amount to be determined by the Board of Directors of the Company with the consent (not to be unreasonably withheld or delayed) of Holdings.

     For purposes of this Agreement, the "Stub-Period Amount" means an amount equal to 30% of the product of: (1) an amount equal to (x) the Adjusted Prior Quarter End Revenue Run-Rate (as defined below) divided by twelve (12), minus
(y) the Company's average monthly expenses for the period from January 1, 2002 through the month-end prior to the Closing, and (2) a fraction, the numerator of which is the number of days that have elapsed after the month-end prior to the Closing Date (but not including the Closing Date) and the denominator of which is the number of days in the month in which the Closing occurs.

     For purposes of the foregoing, the "Adjusted Prior Quarter End Revenue Run-Rate" means the aggregate annualized investment advisory, investment management and subadvisory fees payable to the Company from: (i) all Clients and Funds (including Wrap Account Programs and PBF) as of the last Business Day of the calendar quarter-end prior to the Closing (the "Quarter End Date"), determined by multiplying (A) the amount of assets under management by the Company for each such Client and Fund as of such Quarter End Date, by (B) the applicable fee rate (net of any Fee Reductions) for each such Client or Fund as of such Quarter End Date (excluding any performance based-fees); plus (ii) any new account of any Client or Fund (other than Wrap Account Programs) obtained after the Quarter End Date, as of the month-end prior to the Closing (the "Month End Date"), determined by multiplying (A) the opening account balance of each such new account, by (B) the applicable fee rate (net of any Fee Reductions) for each such new account as of the date upon which the Company commenced management of such new account (excluding any performance based-fees); minus (iii) any account of any Client or Fund (other than Wrap Account Programs) terminated after the Quarter End Date, as of the month-end prior to the Closing (the "Month End Date"), determined by multiplying (A) the amount of assets under management by the Company for each such terminated account as of such Quarter End Date, by
(B) the applicable fee rate (net of any Fee Reductions) for each such terminated account as of such Quarter End Date (excluding any performance based-fees).

     (b) Immediately prior to the Closing, the Company shall make payments to the employees of the Company in the amounts set forth on Exhibit 5.15(b).

     Section 5.16. Information in Proxy Materials of PBF; Filing Documents. Buyer, on the one hand, and the Old Mutual Parties, on the other hand, agree that the information and data that is or will be provided by or on behalf of such party specifically for inclusion in (i) the report pursuant to Section 15 of the Investment Company Act and (ii) the proxy materials to be furnished to shareholders of PBF or of any other Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Company Advisory Agreement for the purpose of approving an interim or new Investment Company Advisory Agreement with the Company to take effect after the Closing will not contain, at the time (i) they are presented to the board of trustees of PBHG Funds as part of the report pursuant to Section 15 of the Investment Company Act and (ii) the proxy materials are first mailed to the shareholders of PBF or of any other Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Company Advisory Agreement or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.17. Non-Solicitation.

     (a) Holdings understands that Buyer shall be entitled to protect and preserve the going concern value of the business of the Company to the extent provided herein and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.17 and, therefore, agrees that until the second anniversary of the Closing Date, (i) Holdings shall not, and shall cause OMAM and the Centralized Entities and its and their respective directors, officers, employees, representatives and agents not to, directly or indirectly, (A) solicit, encourage or induce any person listed on Exhibit 5.17(a) to leave the employment of the Company (or any successors thereto) or (B) hire any of such persons listed on
Exhibit 5.17(a) and (ii) Holdings shall cause each other Holdings Controlled Affiliate and their respective directors, officers, employees, representatives and agents not to, directly or indirectly (A) solicit, encourage or induce any person listed on Exhibit 5.17(b) to leave the employment of the Company (or any successor thereto) or (B) hire any of such persons listed on Exhibit 5.17(b); provided that it shall not be a violation of clauses (i)(A) or (ii)(A) above to engage in general employment solicitation activities, such as newspaper advertisements, that are not directed specifically at employees of the Company; provided further that the provisions of clause (i) hereof shall not apply to any Person who is both (x) a director, officer or employee of OMAM or a Centralized Entity on the one hand, and (y) any other Holdings Controlled Affiliate on the other hand acting in his or her capacity as such with such other Holdings Controlled Affiliate.

     (b) Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 5.17, and Buyer shall be entitled to equitable relief in respect thereof, including the remedy of specific performance, with respect to any breach of such covenants, without the need to show any proof of damages.

     Section 5.18. Use of NWQ Name. Holdings agrees that from and after the Closing, except as set forth in Section 5.18 of the Company Disclosure Schedule, Holdings and its Subsidiaries shall have no rights to the use of the "NWQ" name or mark or any formatives thereof, and Holdings shall take all actions as may be necessary to terminate as of the Closing the use of the "NWQ" name or mark or any formatives thereof by Holdings, OMAM or any of their respective Subsidiaries.

Section 5.19.     Pilgrim Baxter Fund.

     (a) Holdings will use its reasonable best efforts to obtain, and will cause Pilgrim Baxter & Associates Ltd. to use its reasonable best efforts to obtain, as promptly as practicable, the approvals of the board of trustees of PBHG Funds and (as necessary) the shareholders of PBF, pursuant to the provisions of
Section 15 of the Investment Company Act applicable thereto and in the manner required by the declaration of trust and the other organizational documents of PBF, as applicable, of (i) a sub-advisory agreement (the "Interim Sub-Advisory Agreement") between Pilgrim Baxter & Associates Ltd. and the Company (or its successor) to cover the interim period following the Closing (and the resultant change of control of the Company), which agreement will satisfy the conditions of Rule 15a-4 under the Investment Company Act, (ii) a sub-advisory agreement (the "Permanent Sub-Advisory Agreement") between Pilgrim Baxter & Associates, Ltd. and the Company (or its successor) to take effect upon PBF shareholder approval of the Permanent Sub-Advisory Agreement, and (iii) a reorganization (the "PBF Reorganization") of PBF into a newly-formed series of Nuveen Investment Trust II, a Massachusetts business trust, or other appropriate entity identified by Buyer, as contemplated below (the "Reorganized Fund").

     (b) The new Interim Sub-Advisory Agreement and Permanent Sub-Advisory Agreement will be identical in all material respects to the sub-advisory agreement currently in effect between Pilgrim Baxter & Associates Ltd. and the Company (the "Current Sub-Advisory

Agreement"). Pilgrim Baxter & Associates Ltd. shall terminate and use its reasonable best efforts to cause the board of trustees of PBHG Funds to terminate the Permanent Sub-Advisory Agreement if shareholders of PBF approve the PBF Reorganization. In connection with the PBF Reorganization, a new sub-advisory agreement will be entered into between the Company and Nuveen Institutional Advisory Corp., a Delaware corporation and SEC-registered investment adviser, or other appropriate entity identified by Buyer ("NIAC") ("New Sub-Advisory Agreement") and a new investment advisory agreement will be entered into between the Reorganized Fund and NIAC ("New Advisory Agreement"). The New Sub-Advisory Agreement and New Advisory Agreement will be identical in all material respects to the Current Sub-Advisory Agreement and the advisory agreement currently in effect between Pilgrim Baxter & Associates Ltd. and PBF ("Current Advisory Agreement"), respectively, except that (i) the investment adviser shall be NIAC, (ii) each agreement shall be effective upon the consummation of the PBF Reorganization and shall have an initial term of not more than two years, and (iii) the fees paid to the Company pursuant to the New Sub-Advisory Agreement may be higher or lower than those currently paid pursuant to the Current Sub-Advisory Agreement. Notwithstanding the foregoing, the gross advisory fees paid to NIAC pursuant to the New Advisory Agreement (including fees paid by NIAC to the Company pursuant to the New Sub-Advisory Agreement) shall not be greater than those paid pursuant to the Current Advisory Agreement.

     (c) The Old Mutual Parties and Buyer will each use their reasonable best efforts to cause an Agreement and Plan of Reorganization to be entered into between PBHG Funds and Nuveen Investment Trust II, and/or another appropriate entity, providing for the reorganization of PBF from a separate series of PBHG Funds into a separate series of Nuveen Investment Trust II (or such other entity), upon terms and conditions substantially similar to those set forth in the Agreement and Plan of Reorganization made as of October 22, 2001 by and between UAM Funds, Inc. and PBHG Funds; provided that the occurrence of the Closing shall be a condition to the parties' respective obligations to consummate such reorganization under such agreement; and provided, further, that Holdings shall bear all out-of-pocket expenses relating to the PBF Reorganization.|

     (d) (i) Provided that the Closing shall have theretofore occurred, Holdings will pay to Buyer an amount in cash equal to $1.5 million (the "PBF Refund") plus interest thereon calculated at the Treasury Rate for the period from the Closing Date up to but not including the date of payment, by Wire Transfer as set forth in written instructions from Buyer, on the earlier to occur, if any, of (a) the second Business Day following the date on which the board of trustees of PBHG Funds or the shareholders of PBF shall have voted upon, and shall not have approved, the Interim Sub-Advisory Agreement, the Permanent Sub-Advisory Agreement or the Reorganization in accordance herewith or (b) November 7, 2002 (or such later date prior to the expiration of the Interim Sub-Advisory Agreement as Buyer may determine in its sole discretion), in the event that the Interim Sub-Advisory Agreement, the Permanent Sub-Advisory Agreement or the PBF Reorganization shall not have been approved on or before the date seven days prior to such date and the PBF Reorganization shall not have been completed on or before such date, provided that the failure of such reorganization to have been completed on or before such date shall not have been caused by a material breach by Buyer of its obligations under this Section 5.19 or its covenants under the Agreement and Plan of Reorganization contemplated by paragraph (c) of this Section 5.19. In the event that the PBF Refund is paid hereunder, Holdings shall have no further obligation under this Section 5.19 to cause the PBF Reorganization. In the event that the PBF Reorganization is effected after the PBF Refund has been paid, (i) Buyer shall refund to Holdings the PBF Refund plus interest thereon calculated at the Treasury Rate for the period from the payment date up to but not including the date of payment and (ii) Holdings shall pay Buyer an amount equal to the advisory fees that PBF paid Pilgrim Baxter & Associates Ltd. for the period from November 7, 2002 through the date of the PBF Reorganization plus interest thereon calculated at the Treasury Rate for the relevant period up to but not including the date of payment. Both such payments shall be made by Wire Transfer as set forth in written instructions from the respective recipient on the second Business Day following the date of the PBF Reorganization.

     (ii) In the event that, prior to the Closing, the board of trustees of PBHG Funds or the shareholders of PBF shall have voted upon, and shall not have approved, the Interim Sub-Advisory Agreement, the Permanent Sub-Advisory Agreement or the PBF Reorganization in accordance herewith, the Initial Purchase Consideration and the Purchase Consideration shall be reduced by an amount equal to $1.5 million (the "PBF Adjustment") and Holdings shall have no further obligation to effect the PBF Reorganization under this Section 5.19.

     Section 5.20. Delivery of Closing Revenue Run-Rate Schedule. The Old Mutual Parties will deliver to Buyer not later than the third Business Day prior to the Closing Date, a true, complete and correct schedule setting forth in reasonable detail the calculation of the Closing Wrap Account Revenue Run-Rate and the Closing Other Account Revenue Run-Rate. The Old Mutual Parties and Buyer shall consult and cooperate with respect to the preparation of such schedule. Buyer shall have an opportunity to review the schedule setting forth the calculation of the Closing Wrap Account Revenue Run-Rate and the Closing Other Account Revenue Run-Rate and, if the Closing occurs, unless Buyer shall have raised an objection within 14 days after the Closing Date, Buyer and Holdings shall be deemed to have irrevocably accepted such schedule.

     Section 5.21. Permitted Distributions; Payment of Intercompany Balances. Following the date hereof and prior to the Closing Date, the Company may declare and make any cash distributions; provided that such distributions will not result in the Working Capital Amount being less than $2.4 million less the aggregate amount payable by the Company pursuant to Section 5.15(b). Immediately prior to the Closing, the Old Mutual Parties will take all action necessary such that all intercompany receivables, payables, loans, notes and investments then existing between the Company, on the one hand, and Parent or any of its Subsidiaries (other than the Company), on the other hand, other than advisory or subadvisory fees arising in the ordinary course of business, consistent with past practice, shall be settled by way of capital contribution (with respect to intercompany payables or loans or notes due to Parent or any of its Subsidiaries) or by way of dividend in kind (with respect to receivables of the Company owed by Parent or any of its Subsidiaries, including any amounts payable under the license agreement dated October 21, 1992, between United Asset Management Trademark Inc. and the Company, which shall be cancelled effective as of the Closing with no continuing obligations thereafter). As of the Closing, the Company shall have no long-term liabilities that would be required to be reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP (other than the real property leases set forth in Section 2.18 of the Company Disclosure Schedule).

     Section 5.22. Termination of Revenue Sharing Termination Agreement. The parties hereto acknowledge and agree that, effective as of the Closing, the obligations of Holdings and OMAM to the Company under the provisions of the Revenue Sharing Termination Agreement shall terminate without any liability on the part of Holdings or OMAM and without any further action on the part of Holdings, OMAM or the Company, and that the Company shall, as against Holdings and OMAM, forthwith cease to have any rights thereunder and shall cease to be a participant in the Long Term Incentive Plan established by OMAM and described in Exhibit B to the Revenue Sharing Termination Agreement.

     Section 5.23. Intentionally Omitted.

     Section 5.24. Pre-Closing Transfer of Shares. Immediately prior to the Closing, Holdings will cause OMAM to transfer the Shares to Holdings, by way of a dividend or against legally sufficient consideration, free and clear of any Encumbrances. Prior to such transfer of the Shares, Holdings shall, and shall cause OMAM to, take all corporate or limited liability company action necessary to approve and effect such transfer.

                                   ARTICLE VI
                CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

     Section 6.1. Mutual Conditions. The obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction of each of the following conditions:

          (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction to restrain or prohibit the consummation of the Transaction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts in any material manner or makes illegal the consummation of the Transaction;

          (ii) All consents, waivers, authorizations and approvals legally required from all Governmental Authorities to consummate the Transaction, without the imposition of conditions or requirements, in the aggregate, the satisfaction of which by Buyer or its Subsidiaries or the Company are reasonably likely to result in either a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole, or a Company Material Adverse Effect, shall have been obtained and shall remain in full force and effect as of the Closing Date; and

          (iii) In respect of the notifications of the parties hereto pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or terminated.

     Section 6.2. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the Transaction shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

          (i) For purposes of this Section 6.2(i), the accuracy of the representations and warranties of the Old Mutual Parties set forth in this Agreement shall be assessed as of the date of this Agreement and shall be assessed as of the Closing Date with the same effect as though all such representations and warranties had been made again on and as of the Closing Date (provided that the accuracy of the representations and warranties that speak as of a specific date shall be assessed only as of such date). The representations and warranties set forth in Sections 2.3(a), 2.5, 3.1 and 3.3(a), shall be true and correct. The representations and warranties of the Old Mutual Parties set forth in Articles II, III and VIII of this Agreement (other than the representations and warranties set forth in Sections 2.3(a), 2.5, 3.1 and 3.3(a)) shall be true and correct except for such inaccuracies which do not, and are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect; provided that for purposes of this sentence, those representations and warranties that are qualified by references to "material," "Company Material Adverse Effect" or variations thereof shall be deemed not to include such qualifications;

          (ii) Each of the Old Mutual Parties, as applicable, shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing;

          (iii) The Old Mutual Parties shall have delivered to Buyer a certificate, dated as of the Closing Date signed on behalf of the Company by its Chief Executive Officer and signed on behalf of Holdings by an appropriate senior officer thereof confirming the satisfaction of the conditions contained in paragraphs (i) and (ii) of this Section 6.2;

          (iv) No employee of the Company listed on Exhibit 6.2(iv) who has entered into an Employment Agreement shall have (A) repudiated his Employment Agreement, (B) died or become permanently disabled or (C) taken or failed to take any action that would constitute "Cause" under his Employment Agreement had such action been taken immediately following the effective time of such Employment Agreement;

          (v) (i) The Closing Wrap Account Revenue Run-Rate shall not be less than 90% of the Base Wrap Account Revenue Run-Rate; and (ii) the Closing Other Account Revenue Run-Rate shall not be less than 70% of the Base Other Account Revenue Run Rate;

          (vi) Buyer shall have received an opinion dated the Closing Date of Weil, Gotshal & Manges LLP, counsel to Holdings, substantially in the form attached hereto as Exhibit B; and The board of trustees of PBHG Funds shall have considered and shall have taken action upon the approval of the Interim Sub-Advisory Agreement, the Permanent Sub-Advisory Agreement and the PBF Reorganization.

     Section 6.3. Conditions to the Obligations of the Old Mutual Parties. The obligation of the Old Mutual Parties to consummate the Transaction shall be subject to satisfaction of each of the following conditions, which may be waived in writing by Holdings:

          (i) For purposes of this Section 6.3(i), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and shall be assessed as of the Closing Date with the same effect as though all such representations and warranties had been made again on and as of the Closing Date (provided that the accuracy of the representations and warranties that speak as of a specific date shall be assessed only as of such date). The representations and warranties set forth in Sections 4.2(a) and 4.8 shall be true and correct. The representations and warranties of Buyer set forth in Article IV of this Agreement (other than the representations and warranties set forth in Sections 4.2(a) and 4.8) that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer set forth in Article IV of this Agreement that are not so qualified shall be true and correct in all material respects;

          (ii) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing;

          (iii) Buyer shall have delivered to the Old Mutual Parties a certificate, dated as of the Closing Date, signed on behalf of Buyer by an appropriate senior officer thereof confirming the satisfaction of the conditions contained in paragraphs (i) and (ii) of this Section 6.3; and

          (iv) Holdings shall have received an opinion dated the Closing Date of Wachtell, Lipton, Rosen & Katz, counsel to Buyer, substantially in the form attached hereto as Exhibit C.

                                  ARTICLE VII
                                  TERMINATION

     Section 7.1. Termination.

     (a) This Agreement may be terminated prior to the Closing as follows:

          (i) by written consent of Holdings and Buyer;

          (ii) by Holdings or Buyer, if any order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this Section 7.1(a)(ii) and its Affiliates that are parties hereto, if any, shall have used commercially reasonable efforts to prevent the entry of and to remove such order;

         (iii) by Buyer if any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;

          (iv) by Holdings, if any condition to the obligations of Holdings hereunder becomes incapable of fulfillment other than as a result of a breach by any of the Old Mutual Parties of any covenant or agreement contained in this Agreement, and such condition is not waived by such parties;

          (v) by Holdings, if there shall be a breach by Buyer of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in
     Section 6.3 and which breach cannot be cured or has not been cured by the earlier of (x) 20 Business Days after the giving of written notice to Buyer of such breach and (y) the Termination Date;

          (vi) by Buyer, if there shall be a breach by any of the Old Mutual Parties of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 6.2 and which breach cannot be cured or has not been cured by the earlier of (x) 20 Business Days after the giving of written notice to the applicable Old Mutual Party of such breach and (y) the Termination Date; or

          (vii) by Holdings or Buyer, if the Closing does not occur by the close of business on September 30, 2002 (the "Termination Date"); provided, that notwithstanding the foregoing, a party who is or whose Affiliate is in material breach of any of its obligations or representations, warranties, covenants or agreements contained in this Agreement shall not have the right to terminate this Agreement pursuant to this clause (vii).

     (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.

     Section 7.2. Survival after Termination. If this Agreement is terminated in accordance with Section 7.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 2.12, 3.5, 4.5, 5.9(a) (the first sentence only), 5.9(d) and 5.13 and this Section 7.2. Notwithstanding the foregoing, nothing in this
Section 7.2 shall relieve any party to this Agreement of liability for a breach of any provision of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

                                  ARTICLE VIII
                                   TAX MATTERS

     Section 8.1. Tax Representations. Except as set forth in the Company Disclosure Schedule, each of the Old Mutual Parties, jointly and severally, hereby represents and warrants to Buyer as follows:

     (a) All material Tax Returns of the Company required to be filed on or before the Closing Date have been timely filed or will be timely filed on or before the Closing Date in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete in all material respects;

     (b) The Company has timely paid all Taxes shown to be due on such Tax Returns;

     (c) The Company has made adequate provision in the Company Financial Statements for all Taxes payable by the Company for all periods reflected therein;

     (d) There is no action, suit, proceeding, investigation, assessment, adjustment, audit or claim now proposed in writing or pending against or with respect to the Company in respect of any Tax;

     (e) The Company has not received any notice of deficiency or assessment from any Governmental Authority with respect to liabilities for Taxes of the Company which have not been paid or finally settled;

     (f) There are no outstanding waivers or other agreements extending any statutory periods of limitation for the assessment of Taxes of the Company;

     (g) All income Tax Returns of the Company through the year ended December 31, 1992, have been examined and the examination concluded or are Tax Returns with respect to which the applicable period for assessment, giving effect to waivers and extensions, has expired;

     (h) There are no material liens for Taxes upon the assets of the Company except for liens for current Taxes not yet due;

     (i) Holdings and OMAM are not subject to withholding under Section 1445 of the Code with respect to any of the transactions contemplated hereby;

     (j) The Company has never been (i) a member of any affiliated, consolidated, combined or unitary group of which Holdings is not the common parent corporation or (ii) a party to any written or unwritten tax sharing agreement or indemnity agreement (or other arrangement or practice for the sharing of Taxes);

     (k) The Company is a member of the affiliated group of which Holdings is the common parent corporation within the meaning of Section 1504(a)(1) of the Code;

     (l) To the Knowledge of the Old Mutual Parties, the Company does not have any liability for the Taxes of any Person other than the Company;

     (m) There are no outstanding powers of attorney enabling any party to represent the Company with respect to Tax matters;

     (n) The Company, in all material respects, (i) has duly withheld and collected and paid over to the proper Governmental Authority (or are properly holding for payment) with respect to all employees, all employee income, social security and unemployment Taxes for all taxable periods and (ii) will duly withhold, collect and pay to the proper Governmental Authority all such Taxes that become due on or before the Closing Date; and

     (o) To the Knowledge of the Old Mutual Parties and except for Funds as to which the Company is not the sponsor, (i) each of the Funds has elected to be treated as a regulated investment company under Subchapter M of the Code, and has qualified as such for each taxable year (or portion thereof) since its inception until and including the Closing Date; (ii) each of the Funds has timely filed all material Tax Returns required to be filed by it and paid all material Taxes due and required to be paid by such Fund; (iii) no deficiencies for any Taxes have been proposed, assessed or asserted by any Governmental Authority against any Fund; (iv) no Tax Return of any Fund is currently being audited by any Government Authority and there has been no waivers of statutes of limitations by any Fund; (v) each Fund has (A) met the requirements of Section 852(a) of the Code for each taxable year since its inception, (B) incurred a deduction for dividends paid, as defined by Section 561 of the Code sufficient to reduce investment company taxable income, as defined by Section 852(b)(2) of the Code, to a level sufficient to avoid federal or state income tax liability at the Fund level for each taxable year since its inception, and (C) met the distribution requirements of Section 4982(b) of the Code to avoid the imposition of tax provided for in Section 4982(a), with respect to each calendar year since its formation; (vi) to the extent that any Fund earned a net capital gain, as defined by Section 1222(11) of the Code, an equal or exceeding amount of capital gain dividend, as defined by Section 852(b)(3)(C) of the Code, was distributed, or in the alternative, undistributed capital gains were treated in accordance with Section 852(b)(3)(D), for each taxable year since the Fund's inception;
(vii) to the extent that any Fund earned interest excludable from gross income under Section 103(a) of the Code over amounts disallowed as deductions under Sections 265 and 171(a)(2) of the Code, and intended to distribute such interest as tax exempt income to its shareholders, an equal amount of exempt-interest dividend, as defined by Section 852(b)(5) of the Code, was distributed for each taxable year since its formation; and (viii) each Fund which is invested in by a separate account of an insurance company is and has been managed in a way to ensure compliance with the Section 817 diversification rules, with respect to each calendar year since its formation.

     Section 8.2. Section 338(h)(10) Election.

     (a) Holdings and Buyer shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws for the Company. Holdings, the Company and Buyer shall, and Holdings shall cause OMAM to, report the transactions consistent with such elections under Section 338(h)(10) of the Code or any similar state, local or foreign tax provision (the

"Elections") and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, local or foreign tax provision).

     (b) Buyer shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state or local income tax laws (the "Section 338 Forms")). At least 120 days prior to the latest date for the filing of each Section 338 Form, Buyer shall furnish Holdings with a copy of each such draft Section 338 Form prepared by Buyer together with a copy of a report (the "Allocation Report") of the proposed allocation. If within 90 days of Holdings' receipt of such Section 338 Form and Allocation Report, Holdings shall not have objected in writing to such Section 338 Form or Allocation Report, such Section 338 Form and Allocation Report shall be final and binding on both parties without any further adjustment. If at least 30 days prior to the latest date for the filing of such
Section 338 Form, Holdings and Buyer cannot agree upon the final form and content of such Section 338 Form or the allocation pursuant to Section 8.2(c), any disagreement with respect to such Section 338 Form or the allocation shall be resolved, at least 10 days before the last day for the filing of such Section 338 Form, by the Independent Accounting Firm. The resolution of the Independent Accounting Firm shall be final and binding on all parties without any further adjustment. The Section 338 Form and the Allocation Report shall be amended to reflect the resolution of the Independent Accounting Firm and, once amended, shall be final and binding on all parties without any further adjustment. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by Holdings and Buyer. Once such Section 338 Form is final and no later than the last date for filing of such Section 338 Form, Holdings and Buyer shall execute such Section 338 Form, and Buyer shall file such Section 338 Form with the applicable taxing authority.

     (c) Buyer and Holdings agree that none of them shall, or shall permit any of their Affiliates to, take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Elections following the filing of the Section 338 Forms, without the written consent of Buyer and Holdings, as the case may be.

     (d) Buyer and Holdings shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Section 338 Forms filed pursuant to Section 8.2(b) and the final Allocation Report.

     Section 8.3. Tax Indemnification.

     (a) Except to the extent reflected as a liability in the Adjustment Amount Documents as finally determined in accordance with Section 1.4, Holdings shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Buyer and its Affiliates (including the Company after the Closing Date) harmless from and against, without duplication (i) any and all Excluded Taxes (other than Taxes resulting from an action taken by Buyer, the Company, or any Subsidiary of Buyer on the Closing Date but after the Closing that is outside of the ordinary course of business) and (ii) any and all Losses incurred by Buyer or any of its Affiliates to the extent arising out of or resulting from the breach of a representation or warranty

(disregarding any materiality qualification therein), agreement or covenant made in this Article VIII by any of the Old Mutual Parties.

     (b) Buyer shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Holdings and its Affiliates harmless from and against
(i) any and all Taxes (including Taxes resulting from an action taken by Buyer, the Company, or any Subsidiary of Buyer on the Closing Date but after the Closing that is outside of the ordinary course of business) of the Company other than Excluded Taxes and (ii) any and all Losses incurred by Holdings or its Affiliates to the extent arising out of or resulting from the breach of an agreement or covenant made in this Article VIII by Buyer.

     (c) Payment in full of any amount due under this Section 8.3 shall be made to the affected party in immediately available funds at least two business days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen days after written demand is made for such payment.

     Section 8.4. Filing of Tax Returns.

     (a) Holdings shall timely prepare and file or shall cause to be timely prepared and filed (i) any combined, consolidated or unitary Tax Return that includes Holdings, and (ii) any Tax Return of the Company due on or before the Closing Date. Holdings shall timely prepare or cause to be timely prepared any income Tax Return of the Company due after the Closing Date (giving effect to any validly obtained extensions) for any Pre-Closing Period and deliver such Tax Return to Buyer for filing.

     (b) Buyer shall, except to the extent that such Tax Returns are the responsibility of Holdings under Section 8.4(a), timely prepare and file or shall cause to be timely prepared and filed all Tax Returns with respect to the Company.

     (c) For any Tax Return of the Company with respect to a Pre-Closing Period or a taxable year or period beginning before and ending after the Closing Date that is the responsibility of Buyer under Section 8.4(b), Buyer shall deliver to Holdings for its review, comment and approval (which approval shall not be unreasonably withheld or delayed) a copy of such proposed Tax Return (accompanied, where appropriate, by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least twenty (20) Business Days prior to the due date (giving effect to any validly obtained extension thereof).

     Section 8.5. Tax Refunds. Except to the extent reflected as an asset in the Adjustment Amount Documents as finally determined in accordance with Section 1.4, any refund with respect to Taxes of the Company for the Pre-Closing Period shall be allocated to Holdings and shall promptly be paid to Holdings. Any other refund with respect to Taxes of the Company shall be allocated to Buyer and shall be promptly paid to Buyer.

     Section 8.6. Assistance and Cooperation. From and after the Closing Date, each of Holdings and Buyer shall:

     (a) assist in all reasonable respects (and cause their respective affiliates to assist) the other party in preparing any Tax Returns of the Company which such other party is responsible for preparing and filing;

     (b) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or any Affiliate of the Company;

     (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

     (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Agreement;

     (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to the Company with respect to any such taxable period; and

     (f) make available to Holdings and to any taxing authority as reasonably requested all information, records, and documents of the Company in connection to any matter relating to Taxes of Holdings.

     Section 8.7. Contests.

     (a) If any Governmental Authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VIII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority.

     (b) Holdings shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a "Tax Proceeding") in respect of the Company for any taxable period that ends on or before the Closing Date; provided, however, that (i) Holdings shall consult with Buyer before taking any significant action in connection with such Tax Proceeding if such Tax Proceeding could adversely affect Buyer, any Affiliate of Buyer or, following the Closing Date, the Company, and (ii) Holdings shall not settle, compromise or abandon any such Tax Proceeding, if such action would adversely affect Buyer, any Affiliate of Buyer or the Company, without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

     (c) In the case of a Tax Proceeding for a taxable year or period of the Company beginning before and ending after the Closing Date, the Controlling Party shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the

Non-controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-controlling Party shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-controlling Party or any of its Affiliates and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld or delayed, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates. "Controlling Party" shall mean whichever of Holdings or Buyer is reasonably expected to bear the greater Tax liability in connection with a Tax Proceeding for a taxable year or period beginning before and ending after the Closing Date, and "Non-controlling Party" shall mean whichever of Holdings or Buyer is not the Controlling Party with respect to such Tax Proceeding.

     (d) Buyer shall have the right to control, at its own expense, any Tax Proceeding involving the Company (other than any Tax Proceeding described in Section 8.7(b) or (c)); provided, however, that (i) Buyer shall consult with Holdings before taking any significant action in connection with such Tax Proceeding if such Tax Proceeding could adversely affect Holdings or any Affiliate of Holdings, and (ii) Buyer shall not settle, compromise or abandon any such Tax Proceeding, if such action would adversely affect Holdings or any Affiliate of Holdings, without obtaining the prior written consent of Holdings, which consent shall not be unreasonably withheld or delayed.

     Section 8.8. Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Parent, Holdings, OMAM or any of their Affiliates (other than the Company) on the one hand and the Company on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

     Section 8.9. Coordination; Survival. Except as expressly provided in
Section 9.3, claims for indemnification with respect to Taxes shall be governed exclusively by this Article VIII and Section 9.6 and not by any other provision of Article IX. The indemnification provisions of this Article VIII shall survive until the expiration of the relevant statutes of limitations.

     Section 8.10. Transfer Taxes. The first $50,000 of any sales, use, transfer, stamp, documentary, recording or similar Taxes imposed upon the transactions contemplated hereby shall be borne equally by Holdings and Buyer. Any such Taxes in excess of $50,000 shall be borne by Holdings.

                                   ARTICLE IX
                                 INDEMNIFICATION


     Section 9.1. Indemnification by Holdings.

     (a) From and after the Closing, Holdings shall be liable for, and shall indemnify Buyer, the Company and the LLC (the "Buyer Indemnitees"), against and hold them harmless from, any Losses suffered or incurred by any such Buyer Indemnitee (other than a Loss relating to Taxes, for which the indemnification provisions set forth in Section 8.3 shall govern) arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty made by any of the Old Mutual Parties in or pursuant to Article II or
Article III of this Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (i), the accuracy of the representations and warranties made by the Old Mutual Parties shall be determined without giving effect to any qualifications relating to materiality (including Company Material Adverse Effect)), (ii) any breach, noncompliance or nonfulfillment by the Company or any Old Mutual Party of any covenant, agreement or undertaking to be complied with or performed by any of them pursuant to this Agreement (other than covenants, agreements or undertakings set forth in Article VIII), (iii) any Controlled Group Liability, and (iv) the Retained Liabilities (as defined in Item 1 of Schedule 2.13 of the Company Disclose Schedule). Notwithstanding the foregoing, Holdings shall not be required to indemnify any Buyer Indemnitee in respect of any Shared Liabilities, except as and to the extent set forth on Annex A.

     (b) Holdings shall not be required to indemnify any Buyer Indemnitee, and shall not have any liability under Section 9.1(a)(i) (other than in respect of any breach of the representations contained in Section 2.5 or Section 3.1) unless the aggregate of all Losses for which Holdings would, but for this
Section 9.1(b), be liable thereunder exceeds on a cumulative basis an amount equal to $4,000,000 and then only to the extent of any such excess.

     Section 9.2. Indemnification by Buyer.

     (a) From and after the Closing, Buyer shall indemnify Holdings, against and hold it harmless from, any Losses suffered or incurred by Holdings (other than any Loss relating to Taxes, for which the indemnification provisions set forth in Section 8.3 shall govern) arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty made by Buyer in or pursuant to Article IV of this Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (i), the accuracy of the representations and warranties made by Buyer shall be determined without giving effect to any qualifications relating to materiality (including material adverse effect on Buyer)), (ii) any breach, noncompliance or nonfulfillment by Buyer of any covenant, agreement or undertaking to be complied with or performed by it pursuant to this Agreement and (iii) the matters set forth on Exhibit 9.2(a) (the "Specified Liabilities"). Notwithstanding the foregoing, Buyer shall not be required to indemnify Holdings in respect of any Shared Liabilities, except as and to the extent set forth on Annex A.

     (b) Buyer shall not be required to indemnify Holdings, and shall not have any liability under Section 9.2(a)(i) (other than in respect of any breach of the representations contained in Section 4.8), unless the aggregate of all Losses for which Buyer would, but for this Section 9.2(b), be liable thereunder exceeds on a cumulative basis an amount equal to $4,000,000 and then only to the extent of any such excess.

     Section 9.3. Calculation and Payment of Losses.

     (a) The amount of any Loss for which indemnification is provided under
Article VIII or this Article IX shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost (other than a reduction in Tax basis) incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Loss, in each case when and as such Tax cost or Tax Benefit is actually realized through an increase or reduction of Taxes otherwise due. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Consideration for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Consideration for United States Federal income Tax purposes.

     (b) Subject to Section 9.5(b), the aggregate indemnification obligations of Holdings pursuant to this Article IX shall not exceed the Old Mutual Indemnity Cap; provided, that such limitation shall not apply (i) to any Loss to the extent related to an inaccuracy, breach, violation or nonfulfillment of any provision in Article VIII, (ii) to any Loss to the extent resulting from a breach of the representations contained in Section 2.5 or Section 3.1, (iii) to any Loss to the extent related to any Controlled Group Liability, (iv) to any Loss for which indemnification is provided under Section 9.1(a)(ii) or (v) to any Losses in respect of Retained Liabilities (a "Buyer Indemnity Limitation Exception"); provided, further, that in the case of clause (ii), the aggregate indemnification obligation of Holdings with respect thereto, and without consideration of any other amounts that may be due under this Article IX, shall not exceed $140 million.

     (c) Subject to Section 9.5(b), the aggregate indemnification obligations of Buyer pursuant to this Article IX shall not exceed the Buyer Indemnity Cap; provided that such limitation shall not apply (i) to any Loss to the extent related to an inaccuracy, breach, violation or nonfulfillment of any provision in Article VIII, or (ii) to any Loss for which indemnification is provided under
Section 9.2(a)(ii) and Section 9.2(a)(iii) (an "Old Mutual Indemnity Limitation Exception").

     Section 9.4. Termination of Indemnification. The obligations to indemnify and hold harmless any Person pursuant to Section 9.1(a) or 9.2(a) shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 10.3; provided, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a bona fide claim by delivering a notice of such claim pursuant to Section 9.5 to


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

the indemnifying party; and provided, further, that in the event of a Buyer Indemnity Limitation Exception or an Old Mutual Indemnity Limitation Exception, the obligation to indemnify shall continue until the expiration of the applicable statute of limitations.

     Section 9.5. Procedures.

     (a) Third Party Claims. In order for a Person (the "Indemnified Party") to be entitled to any indemnification provided for under Section 9.1 or 9.2 in respect of, arising out of or involving a claim made by any third Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as practicable following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim that are not separately addressed to the indemnifying party.

     (b) Assumption. If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for any reasonable legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Notwithstanding the election of the indemnifying party to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, and the indemnifying party shall bear the reasonable fees and expenses of such separate counsel (i) if the parties to any such action or proceeding (including impleaded parties) include any of the Old Mutual Parties (other than the Company) and representation of both parties would, in the reasonable opinion of counsel for the Indemnified Party, be inappropriate due to a conflict of interest or (ii) if the indemnifying party shall not have employed counsel (other than counsel that is reasonably objected to by the Indemnified Party) within a reasonable time after the Indemnified Party has given notice of the institution of a Third Party Claim in compliance with Section 9.5(a). The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof; provided that such counsel is not reasonably objected to by the indemnifying party. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that if the indemnifying party withholds its consent to a settlement of a Third Party Claim, Losses with respect to which would be subject to the Buyer Indemnity Cap or the Old Mutual Indemnity Cap, (i) for an amount equal to or less than the Buyer Indemnity Cap or the Old Mutual Indemnity Cap, as the case may be, minus any amounts previously paid by the indemnifying party or parties for Losses subject to the limitations set forth in Section 9.3(b) or 9.3(c), as applicable, and the Third Party Claim ultimately results in Losses in excess of such amount, the indemnifying party shall be liable to the Indemnified Party for all Losses from such Claim (notwithstanding the limitations set forth in Section 9.3(b) or Section 9.3(c), as applicable) or (ii) for an amount in excess of the Buyer Indemnity Cap or the Old Mutual Indemnity Cap, as applicable, minus any amounts previously paid by the indemnifying party or parties for Losses subject to the limitations set forth in Section 9.3(b) or 9.3(c), as applicable, and the Third Party Claim ultimately results in Losses in excess of the proposed settlement amount, the indemnifying party shall be liable to the Indemnified Party (notwithstanding the limitations set forth in Section 9.3(b) or 9.3(c), as applicable) for all Losses from such Third Party Claim less an amount equal to the difference between (A) the amount of the proposed settlement to which the indemnifying party did not consent and (B) the Buyer Indemnity Cap or the Old Mutual Indemnity Cap, as the case may be, minus any amount previously paid by the indemnifying party or parties for Losses subject to the limitations set forth in Section 9.3(b) or 9.3(c), as applicable. If the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

     (c) Other Claims. In the event any Indemnified Party should have a claim against any indemnifying party under Section 9.1 or 9.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 9.5 and 10.3, the failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such Indemnified Party under Section 9.1 or 9.2, except to the extent that the indemnifying party shall have been actually prejudiced by such failure.

     Section 9.6. Exclusive Remedy. The parties hereto hereby acknowledge and agree that, from and after the Closing, except (i) in the case of common law fraud, (ii) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available or (iii) with respect to claims in respect of Taxes (which shall be governed by Article VIII), the sole and exclusive remedy of the parties hereto with respect to any and all monetary claims arising from any breach of any representation or warranty or covenant set forth herein shall be pursuant to the indemnification provisions set forth in this Article IX.

     Section 9.7. Enforcement. The provisions of Sections 9.1(a) and 9.2(a) are intended to be for the benefit of, and shall be enforceable by, each of the Buyer Indemnitees and Holdings and their respective successors and permitted assigns.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1. Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Holdings, the Company and Buyer. Subject to the last sentence of this Section 10.1, any agreement on the part of Holdings and Buyer to waive (i) any inaccuracies in the representations and warranties contained herein by any of the Old Mutual Parties, on the one hand, or Buyer, on the other hand, or in any document, certificate or writing delivered pursuant hereto by any of the Old Mutual Parties, on the one hand, or Buyer, on the other hand, or (ii) compliance with any of the agreements, covenants or conditions contained herein, shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. Buyer shall not be permitted to waive the Company's compliance with
Section 5.15(b) with respect to the payment required to be made thereunder to any employee of the Company who has entered into an employment agreement with Buyer and the Company, to be effective from and after the Closing, including the Employment Agreements, without the prior written consent of such employee; provided that, for the avoidance of doubt, the parties agree that with respect to such persons who have not entered into such employment agreements, any such waiver by Buyer of such compliance shall not be deemed to alter or affect the Company's obligations to such employee under his or her existing employment agreement.

     Section 10.2. Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, any other schedules, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

     Section 10.3. Survival of Representations, Warranties and Covenants. All representations and warranties in this Agreement or in any instrument executed and delivered in fulfillment of the requirements of this Agreement, and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing Date or the Closing, shall survive the Closing until March 31, 2004, except that the representations and warranties in Sections 2.5, 2.10(c), 2.14, 3.1 and 8.1 shall not terminate, but shall continue until the expiration of the statute of limitations relating thereto. All covenants or other agreements which by their terms are required to be performed after the Closing shall survive the Closing indefinitely or for such lesser period of time as may be specified herein.

     Section 10.4. No Other Representations and Warranties. Except for the representations and warranties contained in Articles II and III of this Agreement and in Section 8.1 or as may be set forth in any closing certificate delivered hereunder, neither Holdings nor the Company nor any other Affiliate of Parent (within the meaning of the first sentence only of the definition of "Affiliate") makes any express or implied representation or warranty on behalf of Holdings or the Company, and Holdings and the Company hereby disclaim any such representation or warranty whether by Holdings, the Company, or any of their respective Affiliates (within the meaning of the first sentence only of the definition of "Affiliate"), officers, directors, employees, agents or representatives or any other Person. Except for the representations and warranties contained in Article IV of this Agreement or as may be set forth in any closing certificate delivered hereunder, Buyer makes no express or implied representation or warranty, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates (within the meaning of the first sentence only of the definition of "Affiliate"), officers, directors, employees, agents or representatives or any other Person.

     Section 10.5. Interpretation.

     (a) When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

     (b) Each of the Company Disclosure Schedule, the Seller Disclosure Schedule and the Buyer Disclosure Schedule shall set forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties or one or more of its covenants contained in Article V, in each case making reference to the particular section of this Agreement requiring such disclosure or to which exception is being taken. Notwithstanding anything to the contrary in the preceding sentence, disclosure of information in one section of the Company Disclosure Schedule, the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall constitute disclosure of such information for the purposes of each other section of such disclosure schedule but only to the extent that the specific relevance of such disclosure as an exception to the representation, warranty or covenant corresponding to such other section of such disclosure schedule is readily apparent from such disclosure. The inclusion of any information in any section of the Company Disclosure Schedule, the Seller Disclosure Schedule or the Buyer Disclosure Schedule or other document delivered by any of the parties hereto pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

     Section 10.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 10.7. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if
(i) delivered in person, (ii) transmitted by telecopy (with written confirmation and a copy of the notice or other communication mailed by certified or registered mail, return receipt requested) or (iii) delivered by an express courier (with written confirmation), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Holdings, or to the Company prior to the Closing Date:

                           Old Mutual (US) Holdings Inc.
                           200 Clarendon Street, 53rd Floor
                           Boston, MA 02116-5093
                           Telecopy:  (617) 369-7499
                           Attention:  Linda T. Gibson
                           Senior Vice President & General Counsel

               with a copy (which shall not constitute notice) to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, NY  10153
                           Telecopy:  (212) 310-8007
                           Attention:  Ellen J. Odoner, Esq.

              If to Buyer or to the Company after the Closing Date:

                           The John Nuveen Company
                           333 West Wacker Drive
                           Chicago, Illinois  60606
                           Telecopy:  (312) 917-7952
                           Attention:  General Counsel

               with a copy (which shall not constitute notice) to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Telecopy:  (212) 403-2000
                           Attention:  Craig M. Wasserman, Esq.
                                       Jared M. Rusman, Esq.

     Section 10.8. Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and any transferee of all or substantially all of the assets of such party and its Subsidiaries taken as a whole, other than
(i) in the case of Holdings, any direct or indirect Subsidiary of Holdings or Old Mutual plc, and (ii) in the case of Buyer, any direct or indirect Subsidiary of Buyer or its corporate parent. Except as otherwise expressly set forth in
Article IX, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of Buyer, in the case of any assignment by an Old Mutual Party, or Holdings, in the case of any assignment by Buyer.

     Section 10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

     Section 10.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 10.11. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

     Section 10.12. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state or federal court sitting in New York, New York and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                            OLD MUTUAL (US) HOLDINGS INC.


                                            By:  /s/ Scott F. Powers
                                                 -------------------------------
                                                 Name:  Scott F. Powers
                                                 Title:  Chief Executive Officer



                                            NWQ INVESTMENT MANAGEMENT
                                            COMPANY, INC.


                                            By:  /s/ Michael C. Mendez
                                                 -------------------------------
                                                 Name:  Michael C. Mendez
                                                 Title:  Chief Executive Officer



                                            THE JOHN NUVEEN COMPANY


                                            By:  /s/ John P. Amboian
                                                 -------------------------------
                                                 Name:  John P. Amboian
                                                 Title: President